As filed with the Securities and Exchange Commission on October ___, 2000

                                                    Registration No. ___________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                           FIRST PRIORITY GROUP, INC.
             (Exact name of registrant as specified in its charter)

               New York                                  7699                                11-2750412
    (State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    incorporation or organization)            Classification Code Number)


                              51 East Bethpage Road
                            Plainview, New York 11803
                                 (516) 694-1010
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)
                                ----------------

                                  Barry Siegel
                              51 East Bethpage Road
                            Plainview, New York 11803
                                 (516) 694-1010
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                   COPIES TO:

   LAWRENCE A. MUENZ, ESQ.                       SCOTT S. ROSENBLUM, ESQ.
     Meritz & Muenz LLP                     Kramer Levin Naftalis & Frankel LLP
     Three Hughes Place                             919 Third Avenue
  Dix Hills, New York 11746                     New York, New York 10022
       (631) 242-7384                                (212) 715-9100

         Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the selling shareholders after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
                                                                  Proposed
                                         Number of Shares          Maximum         Proposed Maximum       Amount of
           Title of Shares                     to be            Offering Price         Aggregate        Registration
          to be Registered                  Registered            Per Share          Offering Price         Fee
-------------------------------------------------------------------------------------------------------------------
Common stock, par value $.015 per          6,314,896 (1)               (2)       $ 10,000,000(3)        $2,640.00
share
-------------------------------------------------------------------------------------------------------------------

Common stock, par value $.015 per           581,250 (4)            $0.78125      $454,101.56            $119.88
share
-------------------------------------------------------------------------------------------------------------------

(1) Includes 5,925,926 shares that, in good faith, we anticipate we would be required to issue to Suerez Enterprises Limited if we were to draw down the full $10,000,000 of financing available to us pursuant to a common stock purchase agreement with Suerez. Also includes warrants to purchase 68,970 shares that we issued to Suerez as an initial commitment fee under the common stock purchase agreement and warrants to purchase 320,000 shares of common stock that, in good faith, we anticipate we would be required to issue to Suerez and our placement agent, Ladenburg Thalmann & Co. Inc., if we were to draw down the full $10,000,000 under the common stock purchase agreement. The terms of the common stock purchase agreement are discussed in more detail beginning on page 18 of the prospectus underlying this registration statement.

(2) The price per common share will vary based on the volume-weighted average daily price of our common stock during any draw down period provided for in the common stock purchase agreement with Suerez. The purchase price will be equal to 90% of the volume-weighted average daily price for each trading day within any draw down pricing period. The agreement allows for up to 12 draws over a period of 12 months for amounts up to $5,000,000 per draw.

(3) Represents the maximum purchase price that Suerez Enterprises Limited is obligated to pay us under the common stock purchase agreement. The maximum net proceeds we can receive is $10,000,000 less a placement fee payable to our placement agent, Ladenburg Thalmann & Co. Inc. and $1,500 in escrow fees and expenses per draw down.

(4) These shares may be offered for sale and sold from time to time during the period the registration statement remains effective by or for the account of the selling shareholders listed under the section "Other Selling Shareholders" beginning on page 23 of the prospectus underlying this registration statement. The selling shareholders listed therein may acquire these shares upon the exercise of a warrant issued each selling shareholder pursuant to a private placement of our securities in December 1997. The exercise price of these warrants is $5.75. These warrants may be exercised until December 18, 2002.

(5) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices for our common stock reported on the Nasdaq SmallCap Market on Wednesday, October 18, 2000.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Dated __________, 2000

                                6,896,146 SHARES

                           FIRST PRIORITY GROUP, INC.

                                  COMMON STOCK

         Of the shares of common stock being registered for resale, 6,314,896 shares may be issued through a common stock purchase agreement with Suerez
Enterprises Limited, as further described in this prospectus, while the remaining 581,250 shares are being offered by the remaining selling shareholders, subject to the exercise of warrants underlying those shares.

         First Priority's common stock is traded on the Nasdaq SmallCap Market under the symbol "FPGP".

         Investing in First Priority's common stock involves certain risks. See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this Prospectus is ______, 2000.

                                TABLE OF CONTENTS


Prospectus Summary.............................................................2

Risk Factors...................................................................3

Use of Proceeds................................................................6

Market for Common Equity.......................................................7

Management's Discussion and Analysis or Plan of Operation......................7

Description of Business........................................................8

Management and Executive Compensation.........................................11

Description of Property.......................................................13

Principal Shareholders........................................................13

Description of Securities.....................................................15

Common Stock Purchase Agreement...............................................18

Selling Shareholders..........................................................23

Plan of Distribution..........................................................25

Legal Proceeding..............................................................28

Interests of Named Experts and Counsel........................................29

Disclosure of Commission Position on Indemnification for Securities
  Act Liabilities.............................................................29

Where You Can Find More Information...........................................29

Index to Financial Statements.................................................30

                               PROSPECTUS SUMMARY

         This summary highlights the information we present more fully in the rest of this prospectus. You are encouraged to read the entire prospectus carefully.

First Priority Group, Inc.

         We offer vehicle maintenance and repair management services, including collision and general repair programs, appraisal services, subrogation services, vehicle salvage, and vehicle rental services. We also administer automotive collision repair referral services for self-insured fleets, insurance companies, and affinity group members.

         Our offices are located at 51 East Bethpage Road, Plainview, New York 11803 and our telephone number is (516) 694-1010.

The Offering

         This prospectus covers up to 6,896,146 shares of our common stock that we expect will be issued and sold by the selling shareholders identified in this prospectus. The number of shares subject to this prospectus, if issued and outstanding on October 12, 2000, would represent approximately 40% out of our issued and outstanding common stock on that date.

Common Stock Purchase Agreement

         On May 31, 2000, we entered into a common stock purchase agreement and related agreements with Suerez Enterprises Limited, a British Virgin Islands corporation, in which Suerez agreed to purchase from us from time to time during the 12 months following the effective date of the agreement, upon our request, up to $10,000,000 worth of shares of our common stock. (The effective date of the agreement is defined as the effective date of the registration statement of which this prospectus is a part.)

         The common stock purchase agreement establishes what is sometimes referred to as an equity draw down facility. In general, the draw down facility operates as follows: we may request up to 12 draw downs from Suerez, each of which would require Suerez to purchase shares of our common stock worth a stated dollar amount, the minimum draw down being $250,000 and the maximum draw down being the lesser of:

o        $5,000,000; and

o        an amount equal to 20% of the product of:

              (a) the average daily price of our common stock for the 22 trading days prior to the date of our draw down notice;

                  and

              (b) 22 times the average  trading  volume of our common  stock for the 45 trading days following the date of our draw down notice,

but in no event may the maximum draw down amount be less than $1,000,000 per month.

         The number of shares that we issue with respect to any given draw down will be computed by dividing, for each of the 22 consecutive trading days following the date of our draw down notice, 1/22 of the draw down amount by 90% of the average daily price of our common stock on that trading day, and then adding together the amounts thus computed. If the average daily price on any given trading day is less than a "threshold price" that we specify, the draw down will be reduced by 1/22 and the drawn down pricing period will be shortened by eliminating that day.

         In lieu of an initial minimum draw down commitment by us, we issued to Suerez a warrant to purchase 68,970 shares of common stock, a number computed by dividing $100,000 by the volume weighted average price of our common stock for the trading day immediately preceding the closing date of the common stock purchase agreement. In addition, once we have drawn down more than $5,000,000 in the aggregate, we are required to grant to Suerez at the time of the closing of any subsequent drawn down or partial draw down a warrant to purchase a number of shares equal to 4% of the draw down or partial draw down divided by the volume-weighted average price of our common stock for the trading day immediately preceding the date of each closing of a draw down. Each warrant we issue will be immediately exercisable with respect to half of the shares and exercisable six months thereafter with respect to the remaining half of the shares. Each warrant will have a term of three years from the date of issuance, and a strike price equal to 150% of the volume-weighted average price of our common stock for the trading day immediately preceding the closing date for a draw down.

         We also agreed with Suerez that we would file with the Securities and Exchange Commission a registration statement registering for resale under the Securities Act shares issued to Suerez pursuant to this transaction and shares issuable upon exercise of warrants issued to Suerez pursuant to this transaction. We have performed this obligation by filing the registration statement of which this prospectus is a part, and the shares being offered in this prospectus represent shares that we expect to issue to Suerez in connection with this transaction.

         The per-share dollar amount Suerez pays for our common stock for each draw down includes a 10% discount to the average daily market price of our common stock for the 22-day period after our draw down request, weighted by trading volume. There will be deducted from each draw down an escrow agent fee of $1,500 and a placement fee payable to the placement agent, Ladenburg Thalmann & Co. Inc., which introduced us to Suerez, equal to 4% of the total amount of each draw down. Ladenburg Thalmann is a registered broker dealer.

December 1997 Private Placement


         In December 1997, we raised $2,330,813 by issuing in a private placement, at $4.01 per unit, 581,250 units, each consisting of one share of common stock and a redeemable common stock purchase warrant with an exercise price of $5.75 per share. In connection with this private placement, we agreed to use our best efforts to register under the Securities Act of 1933 the shares and warrants comprising the units, as well as the shares underlying the warrants, and to do so within the six month following the day that our common stock is first traded on Nasdaq National Market System or the Nasdaq SmallCap Market. As two years have passed since this private placement, there is no need for us to register the shares included in the units and warrants, as they may be freely sold under Rule 144(k) promulgated under the Securities Act. The shares underlying the warrants included in the units are not, however, freely tradable, so we are including them the registration statement of which this prospectus is a part.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the following risks relating to our business and our common stock, together with the other information described elsewhere in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our operations. If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

                                 Our Operations

We depend upon independently owned and operated repair shops to provide services to our clients.

         We make available to our clients the services of a network of independently owned and operated repair shops. They are under contract to us, but those contracts are terminable at will by either side. Our business could suffer if a significant number of these repair shops leave our network or fail to provide the high quality of service our customers require.

A relatively small number of clients are responsible for a substantial portion of our business.

         We have customers that control large fleets, a large number of insured drivers, or a large number of participants in our programs. One indication of this is that in 1999, one of our customers accounted for 10% of our business. Losing one of these major clients could hurt our business significantly.

We may not be indemnified for all losses resulting from our vehicle repair business.

         We require that all repair shops in our network indemnify us from claims related to their negligent acts or breach of their agreement with us, maintain a specified amount of liability insurance coverage, and name us as an additional insured under their liability policy. In addition, we are covered by our own liability insurance policy. This coverage may not, however, cover all liabilities to which we may be subject, and our business could suffer if we need to draw significant funds from operating revenue to pay claims that are not covered by insurance or are in excess of insurance coverage.

Our business would likely suffer if we lose senior management or other key personnel.

         Our success depends to a significant extent on our retaining the services of our senior management and other key personnel, particularly Barry Siegel, our Chairman and Chief Executive Officer, and Gerald Zutler, our President and Chief Operating Officer. Our business would likely suffer if for any reason we failed to retain the services of Mr. Siegel or Mr. Zutler and failed to engage a suitable replacement.

We may not be able to recruit and retain the personnel we need to succeed.

         We may grow significantly over a short period of time, and if we do we will need to attract, retain, and motivate skilled managerial employees. For example, we do not currently have on our management team an expert on the insurance industry. If the part of our business that serves the insurance industry were to increase significantly, we would need to quickly hire such an expert and may be unable to do so. In addition, if our revenues were to increase significantly we would need to hire a treasurer or cash flow manager. Competition for such employees is fierce, and we may experience difficulty in hiring and retaining such employees. If we do not succeed in meeting our personnel needs, our business will suffer.

Senior management will be able to exercise significant control over our operations.

         As of October 12, 2000, Barry Siegel, our Chairman of the Board and Chief Executive Officer, beneficially owned and controlled the vote of approximately 18.3% of the outstanding shares of our common stock. In addition, Barry J. Spiegel, a director and the President of our Affinity Group Services Division, beneficially owns and controls the vote of approximately 7.8% of the outstanding shares of our common stock. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for common stock. In addition, Mr. Siegel and Mr. Speigel are in a position to impede transactions that may be desirable for other shareholders. For example, they could make it more difficult for anyone to take control of us.

The market price of our common stock could be adversely affected by future sales of substantial amounts of common stock by existing shareholders.

         The market price of our common stock could be adversely affected by future sales of substantial amounts of common stock by existing shareholders. Michael Karpoff, a former director and employee of First Priority, jointly owns, together with Patricia Rothbardt, approximately 608,952 shares of our common stock. Mr. Karpoff individually owns an additional 100,000 shares of our common stock. Sale of those shares is subject to a lock-up agreement, which expires in or about December 2000, after which Mr. Karpoff and Ms. Rothbardt will be free to sell all their shares. Mr. Karpoff also holds options to purchase 400,000 shares of our common stock, which options will be exercisable within 60 days after the date of this prospectus. In addition Frances Giarraputo and Leonard Giarraputo (a former director) own approximately 191,000 and 100,000 shares, respectively. These shares are not subject to restrictions and may be sold at any time. Furthermore, Kirlin Holding Corp. and Kirlin Securities, Inc., a subsidiary of Kirlin Holding Corp. own approximately 800,000 and 321,217 shares, respectively, of common stock, free of any restrictions.

Issuance of our reserved shares of common stock may dilute the equity interest of existing stockholders.

         The issuance of our reserved shares under this propsectus will have the effect of diluting the equity interest of our existing stockholders and could have an adverse effect on the market price for our common stock. As of October 12, 2000, we had 6,896,146 shares of common stock reserved for possible future issuance upon, other things, the issuance of common stock under our common stock purchase agreement with Suerez Enterprises Limited and the conversion of outstanding warrants.

         Under or common stock purchase agreement, the number of shares of common stock issued to Suerez is based on a formula tied to the market price of our common stock prior to a draw down. Accordingly, the issuance of some or all of the common stock under this prospectus and in accordance with the common stock purchase agreement could result in dilution of the per share value of our common stock held by current investors. The lower the average trading price of our common stock at the time of a draw down, the greater the number of shares of our common stock that will be issued. Accordingly, this causes a greater risk of dilution. The perceived risk of dilution may cause Suerez, as other stockholders, to sell their shares, which would contribute to the downward movement in the price of our common stock.

         The addition of a substantial number of shares of our common stock into the market or by the registration of any other securities under the Securities Act may significantly and negatively affect the prevailing market price of our common stock. Furthermore, future sales of shares of our common stock issuance upon the exercise of outstanding warrants may have a depressive effect on the market price of the common stock, as these warrants would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.

Certain provisions of our articles of incorporation and by-laws could limit the price that investors are willing to pay for our common stock.

         Our articles of incorporation and by-laws contain certain provisions that could make it more difficult for shareholders to effect certain corporate actions, and could make it more difficult for anyone to acquire control of us without negotiating with our board of directors. These provisions could limit the price that investors might be willing to pay in the future for our common stock.

If our common stock price continues to drop, we may be delisted from the Nasdaq SmallCap Market. This could eliminate the trading market for our common stock.

         On October 12, 2000, the closing price of our common stock was $0.7812 per share. Under the rules of the Nasdaq SmallCap Market, one of the listing standards we need to maintain is a bid price for our common stock of at least $1.00 per share. If our common stock fails to maintain a minimum bid price greater than or equal to $1.00 over a period of thirty (30) consecutive trading days, our common stock may be delisted from the Nasdaq SmallCap Market, which would eliminate the only established trading market for shares of our common stock. Suerez can also terminate the common stock purchase agreement if we are delisted. Our issuing shares of common stock to Suerez, or the subsequent resale by Suerez of those shares, in either case at a discount to the market price, may reduce the trading price of our common stock to a level below the Nasdaq minimum bid price requirement.

                          Risks Related to the Internet

Consumers may be reluctant to obtain auto collision managed care services over the Internet.

         For our current business model to succeed, our clients and their insureds must be willing to obtain auto collision managed care services over the Internet. If they do not, our business will suffer. The market for on-line services of this sort, particularly over the Internet, is at an early stage of development and is evolving rapidly. We cannot be sure that a sufficiently broad base of consumers and businesses will adopt, and continue to use, the Internet as a medium by which to obtain auto collision managed care services, which have traditionally been provided over the telephone and person-to-person. If the market for auto collision managed care services over the Internet fails to develop, or develops more slowly than expected, our business would suffer.

Use of the Internet by consumers could grow more slowly or decline.

         Our business will be adversely affected if use of the Internet by businesses and consumers, particularly those relating to the insurance industry, does not continue to grow. A number of factors may inhibit consumers from using the Internet. These include inadequate network infrastructure, security concerns, inconsistent quality of service, and a lack of cost-effective high-speed service. Even if Internet use grows, the Internet's infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, many web sites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays occur frequently in the future, use of the Internet, as well as use of our web site, could grow more slowly or decline.

Governmental regulation and taxation of the Internet is subject to change.

         A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may result in there being enacted laws concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities, and jurisdictional issues. These laws could harm our business by increasing our cost of doing business or discouraging use of the Internet.

         In addition, the tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could result in Internet activities, including the sale of goods and services, being taxed. The U.S. Congress passed the Internet Tax Information Act, which places a three-year moratorium on new state and local taxes on Internet commerce. There may, however, be enacted in the future laws that change the federal, state or local tax treatment of the Internet in a way that is detrimental to our business.

         Some local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the cost of communicating on the Internet could increase, and this could decrease the demand for our services and increase our cost of doing business.

             Our Financial Condition and Need for Additional Funding

We may need additional capital in the future and additional financing may not be available.

         We currently anticipate that our available cash resources combined with the maximum draw down under the common stock purchase agreement with Suerez Enterprises Limited will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. In addition, business and economic conditions may not make it feasible to draw down under the common stock purchase agreement at every opportunity, and we are only allowed to request a draw down once every 22 trading days. We may need to raise additional capital to fund more rapid expansion, to develop new services and to enhance existing services to respond to competitive pressures, and to acquire complementary businesses or technologies.

         Furthermore, the common stock purchase agreement with Suerez prohibits us from selling our securities for cash at a discount to market price until the earlier of 12 months from the effective date of the registration statement of which this prospectus is a part or the date that is 60 days after Suerez has purchased the maximum $10,000,000 worth of common stock from us under the common stock purchase agreement. There are certain exceptions to this limitation, which are described in more detail under the section "Restrictions on Future Financing" located on page 22 of this prospectus. This restriction could limit our ability to raise capital.

         We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to effectively execute our business plan.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by Suerez Enterprises Limited of shares that we issue Suerez under the common stock purchase agreement. We also will not receive any proceeds from the sale of shares by any other selling shareholder. We will, however, receive the sale price of any common stock we sell to Suerez under the common stock purchase agreement described in this prospectus and any cash exercise price paid by selling shareholders upon exercise of warrants issued pursuant to the common stock purchase agreement. We plan to use any such amounts for general working capital purposes.

                            MARKET FOR COMMON EQUITY

         Our common stock is traded on the Nasdaq SmallCap Market. The following table shows the high and low closing prices for the periods indicated.


                                        High                       Low
                                        ----                       ---
        2000

        First Quarter                   $5.4375                    $2.75
        Second Quarter                  $4.25                      $1.2188
        Third Quarter                   $2.00                      $1.375

        1999

        First Quarter                   $3.50                      $1.125
        Second Quarter                  $2.0625                    $1.375
        Third Quarter                   $1.825                     $0.75
        Fourth Quarter                  $3.00                      $0.75

        1998

        First Quarter                   $6.625                     $4.94
        Second Quarter                  $6.75                      $5.50
        Third Quarter                   $5.125                     $2.50
        Fourth Quarter                  $4.25                      $1.50

         As of October 12, 2000, the number of record holders of our common shares was approximately 342.

         We have never paid dividends on our common stock and we are not expected to do so in the foreseeable future. Payment of dividends is within the discretion of our board of directors and would depend on, among other factors, our earnings, capital requirements and operating and financial condition.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         This discussion includes "forward-looking" statements that reflect our current views with respect to future events and financial performance. We use words such as we "expect," "anticipate," "believe," and "intend" and similar expressions to identify forward-looking statements. Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events, particularly those risks identified in the "Risk Factors" section of this prospectus, and should not unduly rely on these forward looking statements. We will not necessarily update the information in this discussion if any forward-looking statement later turns out to be inaccurate.

Results of Operations

          In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 (SAB 101), we have determined that the portion of our business representing commission revenues from our subrogation and salvage services should be displayed in the financial statements on a net basis. It was our prior policy to report such revenues and related costs on a gross basis. Accordingly, the three and six months ended June 30, 1999 have been reclassified to reflect the net presentation. There was no effect on net loss or net cash flows used in operating activities from the reclassification. Revenues and direct costs for the three and six months ended June 30,1999 were reduced by $759,636 and $1,347,824, respectively.

         Revenues were $3,411,034 for the three months ended June 30, 2000, as compared to $3,322,612 for the same period in 1999, representing an increase of $88,422 or 2.7%. The direct costs of services related to such revenue (principally charges from automotive repair facilities) were $2,433,484 for the three months ended June 30, 2000, as compared to $2,564,971 for the same period in 1999, representing a decrease of $131,487 or 5.1%. For the six months ended June 30, 2000 revenues from services were $6,652,078 as compared to $6,313,030 for the same period in 1999, representing an increase of $339,048 or 5.4%. The direct cost of services related to such revenue was $4,703,513 and $4,902,269 for the six months ended June 30, 2000 and 1999, respectively, resulting in a decrease of $198,756 or 4.1%.

         The gross profit percentage increased 5.9% to 28.7% from 22.8% for the three months ended June 30, 2000 and 1999. For the six months ended June 30, 2000, gross profit increased 7% to 29.3% from 22.3% for the same period in 1999. Revenues decreased by $206,877 for our collision repair and fleet management services, including subrogation and salvage commissions representing a decrease of 6.5% for the three months ended June 30, 2000, as compared to the same three months of 1999. Revenues from collision repair and fleet management services for the six months ended June 30, 2000 decreased $251,958 or 4.1% to $5,773,751 as compared to $6,025,709 for the same period in 1999. The decrease in revenues for collision repair and fleet management services reflect a continuing nationwide decline in per capita accident rates. For the three months ended June 30, 2000 Affinity Services sales increased $295,299 or 184.6% to $455,257 as compared to $159,958 for the same period in 1999. Affinity Services sales for the six months ended June 30, 2000 were $878,327 as compared to $287,321 for the same period in 1999 representing an increase of $591,006 or 205.7% reflecting the increased membership enrollment. The increased gross profit percentage is a result of the increased affinity sales, which has a lower cost of revenue than the other programs.

         Total operating expenses were $990,537 for the three months ended June 30,2000, as compared to $916,020 for the three months ended June 30, 1999, representing an increase of $74,517 or 8.1%. For the six months ended June 30,2000, total operating expenses increased $89,625 or 4.9% to $1,910,636 as compared to $1,821,011 for the same period of 1999. The increase in operating expenses is mainly attributable to the additional personnel necessary for the start-up of operations of driversshield.com and increases in Affinity Services.

         Investment and other income was $29,690 and $64,887 for the three and six months ended June 30, 2000, as compared to $35,175 and $79,104 for the same periods in 1999, representing a decrease of $5,485 and $14,217, respectively. The decrease is primarily attributable to lower average investment balances available during the periods.

         As a result of the foregoing, the net income for the three and six months ended June 30, 2000 was $14,178 ($.00 per share) and $98,116 (.01 per share) as compared to a net loss of $123,204 ($.01 per share) and $331,146 ($.04 per share) for the comparable periods in 1999.

Liquidity and Capital Resources

          As of June 30, 2000, we had cash and cash equivalents of $1,146,604. We also hold 78,377 shares of Salomon Smith Barney Adjustable Rate Government Income Fund securities valued at $759,476 at June 30, 2000. As of June 30, 2000, our working capital was $1,896,187. Our operating activities provided $377,261 of cash for the six months ended June 30, 2000 as compared to 1999, when our operating activities used $261,322 of cash. This is primarily a result of the increase in net income for 2000.

         We believe that our present cash position will enable us to continue to support our operations for the next 12 months.

                             DESCRIPTION OF BUSINESS

         We are a New York corporation formed on June 28, 1985. Our offices are located at 51 East Bethpage Road, Plainview, New York 11803 and our telephone number is (516) 694-1010.

Nature of Services

         We offer vehicle maintenance and repair management services, including collision and general repair programs, appraisal services, subrogation services, vehicle salvage, and vehicle rental services. We also administer automotive collision repair referral services for self-insured fleets, insurance companies, and affinity group members.

         Our wholly-owned subsidiary, National Fleet Service, Inc., conducts our fleet management business. We also provide various affinity programs for all types of businesses.

         Fleet Management Services. We have entered into contractual arrangements with over 2,000 independently owned and operated repair shops throughout the U.S., as well as with national chains of automobile repair shops, to provide repair services for vehicles of our fleet management clients. The automotive repair shops that we have under contract can handle, on a per-incident basis, any repair that our fleet management clients may need. Because we have made arrangements with a large number of repair shops, whenever a client needs to repair a vehicle, the chances are excellent that a local repair shop will be available to perform the necessary work. We are primarily called upon to arrange for collision and glass replacement repairs, although we also arrange for more general repairs.

         If a vehicle needs repair, the driver need only call our toll free telephone number. Our comprehensive proprietary management system and customized computer software allows us to direct the driver to a local repair shop that would be able to perform the needed repair. Our staff closely oversees and manages all aspects of the repair process. When a repair is completed, the repair shop forwards the bill to us, and we in turn bill the client. Our services spare the client or driver and the repair shop from having to negotiate a price for the work performed.

         As part of our fleet management services, we also offer our clients computerized appraisal services, and salvage and subrogation services. We also offer vehicle rentals, which permit clients to avoid driver down-time while a vehicle is being repaired. We have also created a complete line of customized reports, with features that allow risk managers to thoroughly assess all variables concerning collision-related expense incurred by a given fleet of vehicles. These systems, which are unique to us, were the main reason that in 1995 Inc. Magazine and MCI named us one of the nation's best-run service companies.

         Affinity Group Programs. Our affinity group programs consist of a series of comprehensive vehicle-related services made available for sale to consumers through affinity groups (such as the members of a particular professional association, for example the American Bar Association, or the alumni of a particular university), financial institutions, and other businesses and organizations. These programs may be used as re-enrollment incentives or membership premiums, or resold at a profit. Each service may be sold individually, or a variety of services can be bundled together as a high-value package. The following are some of our affinity group programs:

     o Driver's Shield.(R) This is our premium program; it consists of the Collision Damage Repair Program, the Driver Discount Program, and the Auto Service Hotline, as well an auto buying service, legal defense reimbursement, and custom trip routing services. The individual components may be sold separately.

     o Collision Damage Repair Program. This is *our corporate collision program as modified to suit consumer needs. Drivers participating in this program have access to our proprietary network of collision repair shops. Additionally, First Priority's customer service department will supervise the entire process from expediting estimates and repairs to troubleshooting any problems or difficulties that may occur.

     o Driver Discount Program. This program offers drivers discounts of up to 40% off automotive-related services in thousands of premium auto chain facilities throughout the nation. These discounts apply to virtually all routine maintenance costs, including oil changes, brakes, transmissions, mufflers, shocks, tires, and glass. An option available under this program is 24-hour emergency roadside assistance for drivers anywhere in the U.S.

     o Auto Service Hotline. This program provides drivers with their own repair specialist who will help them determine how best to repair a vehicle and, if necessary, will provide them with a referral to one of thousands of independently-owned auto repair shops. Drivers who use the repair shop to which they are referred will receive a 10% discount off the cost of the repairs and an enhanced nationwide warranty. In addition, drivers are offered rental replacement cars at preferred rates, and the rental cars are delivered to and picked up from the driver's home or office.

         driversshield.com. In April 1999, we established a new Internet enterprise, driversshield.com Corp., as a wholly owned subsidiary. We intend that driversshield.com will be the first to offer insurance companies a complete solution to managing customer relationships, and it will do so by combining our Affinity Group programs and collision repair management services into an
Internet based strategy. This new business is focusing on capturing a significant share of the North American market for managed automotive care. As our first step in this direction, we have inaugurated a website, http://www.driversshield.com, that aims to make management of collision repairs more efficient by facilitating the gathering and distribution of information required to launch the repair process. Via the website, insurance carriers will be able to enter initial vehicle claim information and select an automobile collision repair shop from our network of over 2,400 shops across the country, and the insurance carrier and the insured will be able to track repairs until they are complete.

         In November 1999, driversshield.com entered into an agreement with Electronic Data Systems Corporation, or "EDS," providing that EDS will develop and host the website commencing September 15, 1999 through December 31, 2003. Additionally, EDS will assist us in offering the Internet-based automobile collision managed care program to those of EDS's customers that are in the auto insurance business. driversshield.com will pay no more than $350,000 for the initial development costs of the website. Once the website is operational, driversshield.com will retain the entire net revenue, less cost of sales, until it has recovered the fees paid to EDS for the website development. Thereafter, EDS will receive the entire net revenue until it has recovered the development costs in excess of $350,000, if any, up to $80,000. Thereafter, for the remainder of the first year of the agreement, driversshield.com will pay EDS 30% of the net revenue, while in years two, three and four, EDS will receive 35%, 42%, and 42%, respectively, of net revenue. Throughout the term of the agreement, EDS will at no extra cost host and maintain the website, process all transactions, maintain, secure and update all database functions, design, develop, and build a repair-management call center, secure all transmissions over the website, upgrade the site for additional functionality, handle all accounting functions, fulfill customer material. and introduce electronic data interchange throughout the repair facility network. We have guaranteed to EDS that driversshield.com will perform its obligations under the agreement.

         The driversshield.com website officially went on line on May 31, 2000. In June 2000, driversshield.com signed its first two clients, one a major mid-west insurance company, the other a well-known nationwide towing company. We have already installed driversshield.com's at one of the insurer's offices. By year-end, we will have installed the system at our insurer's remaining offices.

         In July 2000, driversshield.com signed an agreement with United Financial Adjusting Company. The agreement provides that United Financial will become the exclusive agent to market driversshield.com's services to the insurance industry marketplace. United Financial, based in Cleveland, Ohio, specializes in providing claims management services, software and e-commerce business applications to the property and casualty insurance industry and to self-insured corporations. United Financial and its subsidiaries serve over 500 insurance clients in the U.S. and Canada and have over 300 employees and 650 franchised offices throughout the U.S. and Canada.

Sales and Marketing

         Our fleet management clients are usually companies that have a large number of vehicles on the road over a broad geographical area. Some of our fleet management clients include IBM, Hershey Foods, Coca-Cola, Time Warner, Media One, and Cablevision. Our affinity program clients are organizations and affinity groups. Through our affinity programs, we have established relationships with Providian Financial, Assurant Group (part of the Fortis group), Aon, Protective Life, Priceline.com and other prestigious credit card, financial organizations and web sites. The driversshield.com clients are property and casualty insurance companies.

         Sales activities are performed by our own personnel and also by outside agencies retained by us. We seek to make sales through referrals, cold canvassing of appropriate prospects, direct mailings, and attendance at trade shows.

         Since we deal with a large number of independently-owned repair facilities, we are often able to offer our fleet management clients a program that it tailored to suit their vehicle repair needs. We believe that this flexibility is a cornerstone of our marketing activities and will be the principal factor driving any increase in our client base.

         In 1999 and 1998, one customer accounted for approximately 10% of our revenue.

Employees

         At the end of 1999, we employed 35 full-time employees and three part time employees. None of our employees are governed by a union contract. We believe that our employee relationships are satisfactory.

Competition

         Fleet Management Services. Some leasing companies offer fleet management services, but most offer such services only to fleets leased by them. There are other companies that, like us, offer fleet management services independent of a fleet leasing arrangement. These companies include PHH Corporation, GE Capital Auto Lease PLC, a subsidiary of GE Capital Corp., Salex Holding Corporation, and The CEI Group. Due to the wide range in size of our competitors, it is difficult for us to determine our competitive position within the fleet management industry.

         Affinity Group Programs. Although there are several companies providing various types of auto club programs, we believe that there are only two other companies offering a program providing services similar to those offered by First Priority's Affinity Group division. These are Cendant Corporation (which offers the Autoadvantage program) and American Information Company, Inc. (which offers the CarClub program).

         driversshield.com. We are aware of three other companies that offer automotive collision repair services to insurance companies. Two of those companies are, like us, in the fleet management business, while the other is a developer of software for vehicle valuation. We believe that our services for insurance companies are superior to those offered by these other companies. We believe there are three other companies that may offer similar web-site based services, including The CEI Group, Consolidated Service Corporation, and E-autoclaims.com, Inc.


                                   MANAGEMENT

Executive Officer and Directors

         Each member of our board of directors serves for staggered three-year terms and until his or her successor is duly elected and qualified. Our executive officers and directors are as follows:

Name                                          Age    Position
----                                          ---    --------

Barry Siegel.............................      49    Chairman of the Board,
                                                     Treasurer, Secretary, Chief
                                                     Executive Officer and
                                                     Principal Accounting
                                                     Officer

Barry J.Spiegel..........................      51    Director, President of
                                                     Affinity Services Division

Gerald M.Zutler..........................      62    President and Chief
                                                     Operating Officer

Kenneth J.Friedman.......................      57    Director

R. Frank Mena............................      42    Director


         Barry Siegel has served as one of our directors and our Secretary since we were incorporated. He has served as our Treasurer since January 1998, as our Chief Executive Officer and Chairman of the Board since November 1997. Previously, he served as our Chairman of the Board, Co-Chief Executive Officer, Treasurer, and Secretary from August 1997 through November 1997. From October 1987 through August 1997, he served as our Co-Chairman of the Board, Co-Chief Executive Officer, Treasurer, and Secretary. He has served for more than five years as Treasurer and Secretary of National Fleet Service, Inc., one of our wholly-owned subsidiaries.

         Barry J. Spiegel has served as President of our Affinity Services Division since September 1996. He served as President of American International Insurance Associates, Inc. from January 1996 through August 1996. For more than five years prior to August 1996, Mr. Spiegel served as Senior Vice President at American Bankers Insurance Group, Inc.

         Gerald M. Zutler has served as our President and Chief Operating Officer since March 1998. Between 1997 and 1998, Mr. Zutler was a private consultant. From 1993 through 1996, Mr. Zutler was President of Lockheed Martin Canada.

         Kenneth J. Friedman has served as a director of First Priority since October 1998. Mr. Friedman has for more than five years served as President of the Primary Group, Inc., an executive search consultant.

         R. Frank Mena has served as our director since May 1999. Mr. Mena is both a technologist and developer by background. He was a founder, Executive Vice President and Chief Technology Officer of Cheyenne Software. He currently acts as a consultant in the computer systems industry.

Compensation of Directors

         We do not pay our directors for serving on our board. Our 1995 Stock Incentive Plan does, however, provide that when they are elected to the board and every anniversary thereafter as long as they serve, our non-employee directors are to be granted non-statutory stock options to purchase 15,000 shares of our stock.

Executive Compensation

         The following table summarizes the compensation we paid or compensation accrued for services rendered for the years ended December 31, 1997, 1998, and 1999, for our Chief Executive Officer and each of the other most highly compensated executive officers who earned more than $100,000 in salary and bonus for the year ended December 31, 1999:


                                           Summary Compensation Table

                                                                           Annual Compensation

                                                                                      Securities
                                                                                      Underlying
Name and Position(s)                                      Year        Salary ($)      Options (#)    Bonus ($)
--------------------                                      ----        ----------      -----------    ---------

Barry Siegel......................................        1999        $215,385         1,100,000       $0
   Chairman of the Board of Directors,                    1998        $279,423           500,000       $0
   Treasurer, Secretary and Chief Executive Officer       1997        $198,846           100,000       $0

Gerald Zutler.....................................        1999        $137,211           415,000       $0
   President                                              1998        $98,340                  0       $0
                                                          1997        $0                       0       $0

Barry J. Spiegel..................................        1999        $104,249           330,000       $0
   President, Affinity Services Division                  1998        $104,499           250,000       $0
                                                          1997        $89,730                  0       $0


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

         We are party to an employment agreement with Barry Siegel that commenced on July 1, 1998, and expires on December 31, 2001. Mr. Siegel's annual salary is $300,000. His employment agreement provides that following a change of control (as defined in the agreement), we will be required to pay Mr. Siegel (1) a severance payment of 300% of his average annual salary for the past five years, less $100, (2) the cash value of his outstanding but unexercised stock options, and (3) other perquisites should he be terminated for various reasons specified in the agreement. The agreement specifies that in no event will any severance payments exceed the amount we may deduct under the provisions of the Internal Revenue Code.

         We are party to an employment agreement with Gerald M. Zutler that commenced on July 1, 1998, and expires on June 30, 2001. Mr. Zutler's annual salary is $150,000. His employment agreement contains a change in control provision that mirrors that in Mr. Siegel's employment agreement, except that the applicable percentage for severance payment purposes is 200%. Mr. Zutler also participates in our Corporate Compensation Program.

         We are party to an employment agreement with Barry J. Spiegel that commenced on July 1, 1998, and expires on June 30, 2001. Mr. Spiegel's annual salary is $130,000 per annum. Mr. Spiegel also participates in our Corporate Compensation Program. His employment agreement provides that following a change in control (as defined in the agreement), all stock options previously granted to him will immediately become fully exercisable.

         In early 1999, each of the above-mentioned executives voluntarily agreed to a reduction in his annual salary, with the other terms of his employment agreement remaining unaffected. Mr. Siegel's salary was reduced by $100,000, Mr. Zutler's by $15,000, and Mr. Spiegel's by $30,000. In
consideration for these salary reductions, we granted Mr. Siegel, Mr. Zutler, and Mr. Spiegel options to purchase 100,000, 15,000, and 30,000 shares of our common stock, respectively. In 2000 the salaries of the above-mentioned executives were returned to their original levels.

Stock Options

         We have awarded the following options under our 1995 Incentive Stock Plan stock option plan during the last fiscal year to the executive officers named in the summary compensation table:


                                   OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           (Individual Grants)

                                  Number of                  % of Total
                            Securities Underlying      Options/SARs Granted to    Exercise of Base      Expiration
Name                        Options/SARs Granted      Employees in Fiscal Year     Price ($/Share)         Date
----                        --------------------      ------------------------     ---------------         ----

Barry Siegel                     300,000 (1)                    12.4%                 $0.825             9/30/00
                                 100,000 (1)                     4.1%                 $0.825              9/7/02
                                 200,000 (1)                     8.2%                 $0.825              3/4/04
                                 400,000 (1)                    16.5%                 $0.825             10/8/03
                                 100,000 (1)                     4.1%                 $0.825              3/4/04

Gerald M. Zutler                 300,000 (1)                    12.4%                 $0.75              6/30/03
                                 100,000 (1)                     4.1%                 $1.25             11/23/04
                                  15,000 (1)                     0.6%                 $0.75               3/4/04

Barry J. Spiegel                 250,000 (1)                    10.3%                 $0.75              6/30/03
                                  50,000 (1)                     2.1%                 $0.75              8/18/01
                                  30,000 (1)                     1.2%                 $0.75               3/4/04

-----------------------
(1) Options terminated and re-granted at new exercise price.


                                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                        AND FY-END OPTION/SAR VALUE TABLE

                                                                    Number of Securities          Value of Unexercised
                                                                    Underlying Unexercised             In-the-Money
                       Shares Acquired          Value               Options/SARs at FY-End        Options/SARs at FY-End
Name                   on Exercise (#)          Realized ($)        (Exercised/Unexercised)    (Exercisable/Unexercisable)
----                   ---------------          ------------        -----------------------    ---------------------------

Barry Siegel                 None               None                899,999/300,001            $1,506,382/$503,617

Gerald M. Zutler             None               None                215,000/200,000             $376,250/$350,000

Barry J. Spiegel             None               None                163,333/166,167             $285,832/$290,792


                             DESCRIPTION OF PROPERTY

         In December 1996, we entered into a lease for approximately 12,000 square feet of new office space at 51 East Bethpage Road, Plainview, New York 11803. We relocated to this space in April 1997. This lease expires on March 31, 2002. Management believes that this property is adequately covered by insurance. We have leased to a sublessee a portion of these premises under a sublease that expired in June 2000 and is currently being renewed on a month-to-month basis.

                             PRINCIPAL SHAREHOLDERS

         The following table provides information about the beneficial ownership of our common stock as of October 12, 2000. We have listed each person who beneficially owns more than 5% of our outstanding common stock, each of our directors and executive officers identified in the summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares beneficially owned.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                Name and Address of           Amount and Nature of        Percentage of
Title of Class                  Beneficial Owner              Beneficial Owner            Common Stock (1)
---------------                 -----------------             -----------------           ------------

Common Stock                    Anthony J. Kirincic           1,184,967 (2)                11.4%
                                c/o Kirlin Holding Corp.
                                6901 Jericho Turnpike
                                Syosset, NY 11791

Common Stock                    David O. Lindner              1,184,967 (2)                11.4%
                                c/o Kirlin Holding Corp.
                                6901 Jericho Turnpike
                                Syosset, NY 11791

Common Stock                    Kirlin Holding Corp.          1,121,217 (3)                10.8%
                                6901 Jericho Turnpike
                                Syosset, NY 11791

Common Stock                    Kirlin Securities, Inc.       1,121,217 (3)                10.8%
                                6901 Jericho Turnpike
                                Syosset, NY 11791

Common Stock                    The Golddonet Group           845,000 (4)                   8.1%
                                221 Main Street, Suite 250
                                San Francisco, CA 94105

Common Stock                    Michael Karpoff and           1,117,333 (5)                10.3%
                                Patricia Rothbardt
                                32 Gramercy Park South
                                New York, NY 10010

(1)  The percentages  have been  calculated in accordance with  Instruction 3 to
     Item 403 of Regulation S-B.

(2) Mr. Kirincic is the President, Chief Financial Officer, and a director of Kirin Holding Corp., which beneficially owns 1,121,217 shares of our common stock (see note 3 below). Mr. Lindner is the Chairman and Chief Executive Officer of both Kirlin Holding Corp. and Kirlin Securities, Inc., a wholly-owned subsidiary of Kirlin Holding Corp. Mr. Kirincic and Mr. Lindner each beneficially own 63,750 shares of our common stock as a result of their holding a warrant purchased in our private offering in December 1997. In addition, Mr. Kirincic and Mr. Lindner each individually own 23.6% of the outstanding common stock of Kirlin Holding Corp. Accordingly, although individually neither Mr. Kirincic nor Mr. Lindner controls Kirlin Holding Corp., if they were to act together, they could control Kirlin Holding Corp. and as a result, they could be deemed to share voting and dispositive power over the shares owned directly by Kirlin Holding Corp. and Kirlin Securities, Inc., or an aggregate of 1,121,217 additional shares each. Accordingly, Mr. Kirincic and Mr. Lindner would then be deemed to own 1,184,967 shares of our common stock. Both Mr. Kirincic and Mr. Lindner disclaim beneficial ownership of the shares owned by Kirlin Holding Corp. and Kirlin Securities, Inc.

(3) Includes 800,000 shares held by Kirlin Holding Corp., the parent company of Kirlin Securities, Inc., for which Kirlin Holding Corp. has sole power to vote and dispose of those shares. Also includes 321,217 shares held by Kirlin Securities, Inc., a wholly-owned subsidiary of Kirlin Holding Corp., with both entities sharing the right to vote and dispose of the shares.

(4) Includes 150,000 actually owned and an option to purchase an additional 695,000 shares from two of our shareholders in a private sale.

(5) Includes options to purchase 500,000 shares exercisable within 60 days of October 12, 2000.


                                          SECURITY OWNERSHIP OF MANAGEMENT

                                Name and Address of                Amount and Nature of      Percentage of
Title of Class                  Beneficial Owner                   Beneficial Owner          Common Stock (1)
--------------                  ----------------                   ----------------          ------------

Common Stock                    Barry Siegel                       2,084,399(2)(3)(4)            19.8%
                                c/o First Priority Group, Inc.
                                51 East Bethpage Road
                                Plainview, NY 11803

Common Stock                    Lisa Siegel                        2,084,399(2)(3)(4)            19.8%
                                c/o First Priority Group, Inc.
                                51 East Bethpage Road
                                Plainview, NY 11803

Common Stock                    Gerald M. Zutler                   315,500 (5)                    2.96%
                                c/o First Priority Group, Inc.
                                51 East Bethpage Road
                                Plainview, NY 11803

Common Stock                    Barry J. Spiegel                   817,842 (6)                    7.86%
                                c/o First Priority Group, Inc.
                                51 East Bethpage Road
                                Plainview, NY 11803

Common Stock                    Kenneth J. Friedman                140,000 (7)                    1.35%
                                c/o First Priority Group, Inc.
                                51 East Bethpage Road
                                Plainview, NY 11803

Common Stock                    R. Frank Mena                      75,000 (8)                     0.72%
                                c/o First Priority Group, Inc.
                                51 East Bethpage Road
                                Plainview, NY 11803

Common Stock                    Directors & Officers as a          3,432,241                     31.14%
                                group

--------------------------------------------------------------------------------

(1)  The percentages  have been  calculated in accordance with  Instruction 3 to
     Item 403 of Regulation S-B.

(2) Includes 3,334 shares held by Barry Siegel as custodian for two nephews and 67 shares held directly by Barry Siegel's wife, Lisa Siegel. Both Barry and Lisa Siegel disclaim beneficial ownership of shares held by the other.

(3) Includes options held by Barry Siegel to purchase 166,666 shares of common stock exercisable within 60 days of October 12, 2000.

(4) Includes options held by Lisa Siegel to purchase 33,333 shares of common stock exercisable within 60 days of October 12, 2000.

(5) Includes options to purchase 315,000 shares of common stock exercisable within 60 days of October 12, 2000.

(6) Includes options to purchase 83,333 shares of common stock exercisable within 60 days of October 12, 2000.

(7) Includes options to purchase 30,000 shares of common stock exercisable within 60 days of October 12, 2000.

(8) Includes options to exercise 75,000 shares of common stock within 60 days of October 12, 2000.


                            DESCRIPTION OF SECURITIES

General

         Our articles of incorporation authorize us to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of October 12, 2000, 10,317,869 shares of our common stock were issued and outstanding. We have not yet issued any shares of preferred stock.

Common Stock

         Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in any dividends that may be declared, from time to time by the board of directors in its discretion, from funds legally available for dividends. If we are liquidated dissolved or wound up, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions for the common stock.

         Our common stock is covered by the Securities and Exchange Commission's penny stock rules. These rules include a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. The rule may affect the ability of broker-dealers to sell our securities and may also affect the availability ability of purchasers of our stock to sell their shares in the secondary market. It may also cause fewer brokers to be willing to make a market in our common stock and it may affect the level of news coverage we receive.

Preferred Stock

         We are authorized to issue 1,000,000 shares of preferred stock with such voting rights, designations, preferences, limitations and relative rights as the board of directors may determine. Currently there are no shares of preferred stock outstanding.

Warrants and Options

         There is currently outstanding a warrant to purchase 68,970 shares of our common stock at a price of $2.1749 per share. We issued a warrant to Suerez Enterprises Limited on May 31, 2000 for Suerez's commitment to enter into the common stock purchase agreement. The warrant expires on October 31, 2003. The holder of the warrant has the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

         In addition, there are currently outstanding warrants to purchase 581,250 shares of our common stock at a price of $5.75 per share issued to the selling shareholders listed on page 23 of this prospectus in a private placement transaction in December 1997. The warrants expire on December 18, 2002.

         We also have outstanding warrants to purchase 25,000 shares of our common stock at an exercise price of $2.00 per share, of which 12,500 are immediately exercisable and the other 12,500 become exercisable upon the achievement of certain performance based criteria. These warrants will expire on July 2, 2001. In addition, we have outstanding warrants to purchase 250,000 shares of our common stock at an exercise price of $2.50 per share, of which 175,000 are immediately exercisable and the other 75,000 become exercisable on November 10, 2000. These warrants will expire on July 9, 2005.

         We have granted options to purchase 3,375,000 shares of our common stock pursuant to our 1995 Incentive Stock Plan, of which 1,616,999 are exercisable as of October 19, 2000 and of which 1,366,329 have already been exercised. The exercise price of the options range from $0.75 to $3.025 per share.

Statutory Provisions and Provisions of our Articles of Incorporation and Bylaws

         A number of provisions of New York law, our amended articles of incorporation, and our bylaws could make it more difficult for anyone to acquire us, whether by means of a tender offer, a proxy contest, or otherwise, and make it more difficult to remove incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though these types of transactions may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price. These provisions also encourage persons seeking to acquire control of us to negotiate with us first.

         We are subject to the "business combination" provisions of Section 912 of the New York Business Corporation Law and expect to continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Exchange Act. Section 912 could prohibit or delay, and therefore discourage, any attempt to acquire us.

         Section 912 provides, with some exceptions (including, among others, transactions with shareholders who became interested prior to the effective date of an amendment to our articles of incorporation providing that we would be subject to Section 912 if we did not then have a class of stock registered pursuant to Section 12 of the Exchange Act), that a New York corporation may not engage in a "business combination" with any "interested shareholder" for a period of five years from the date that the person first became an interested shareholder unless one of the following applies:

     o   the   transaction   resulting  in  a  person   becoming  an  interested
         shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder;

     o the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or

     o the business combination meets certain valuation requirements for the stock of the New York corporation.

         A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to a number of exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within five years did own, 20% or more of the corporation's outstanding voting stock. The "stock acquisition date" means, with respect to any person and any New York corporation, the date that the person first becomes an interested shareholder of the corporation.

         In addition, some provisions of our articles of incorporation and bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in shareholders receiving for their shares a premium over the market price.

         Board Composition. Our articles of incorporation currently provide for a board of seven directors divided into three classes, with each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class consists of one-third of the directors. Our having a staggered board may have the effect of delaying or preventing changes in control or management.

         Board Vacancies. Our bylaws and articles of incorporation authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This authority may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors, in that the board could fill with its own nominees any vacancies that are created.

         Advance Notice of Shareholder Proposals and Nominees. Rules promulgated under the Exchange Act establish an advance notice procedure for shareholders to nominate candidates for election as directors or bring other business before any meeting of our shareholders. Under this procedure, only persons who are nominated by, or at the direction of, the board or by a shareholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible to be elected director. In addition, under the shareholder notice procedure the only business that may be conducted at a shareholders' meeting is business that has been brought before the meeting by, or at the direction of, the board of directors or by a shareholder who has given timely written notice of his or her intention to bring that business before the meeting.

         The shareholder notice procedure provides that for notice of shareholder nominations or other business to be made at a shareholders' meeting to be timely, it must be received by us not less than 90 calendar days prior to the anniversary of the date of the proxy statement for last year's annual meeting.

         A shareholder's notice to us proposing to nominate a person for election as a director or proposing other business must contain information specified in the rules promulgated under the Exchange Act, including a representation that the shareholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

         The shareholder notice procedure may have the effect of precluding a contest for the election of directors or preclude consideration of shareholder proposals if the proper procedures are not followed. and so may discourage or deter a shareholder from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, regardless of the merit of the nominees or the proposals.

         Special Meetings of Shareholders. Our bylaws provide that special meetings of shareholders may only be called at the written request of two-thirds of the board of directors or any officer instructed by the board to call a special meeting, except when the shareholders are expressly entitled by the New York Business Corporation Law to demand a meeting.

         Amendment of our Articles of Incorporation. Our articles of incorporation may only be amended by a majority vote of the directors and the shareholders. This makes it more difficult to avoid by means of amendment the antitakeover provisions in our articles of incorporation.

         Authorized but Unissued Shares. We could use our authorized and unissued shares of common and preferred stock for a variety of corporate purposes, including future public offerings, corporate acquisitions, and employee benefit plans. Our ability to issue shares of common stock and preferred stock without shareholder approval, subject to the limitations imposed by the Nasdaq SmallCap Market, could, however, be used to discourage an unsolicited acquisition proposal. In addition, the possibility that we might issue shares of preferred stock could discourage a proxy contest, make it more difficult for anyone to acquire a substantial block of our common stock, or limit the price investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

         The transfer agent for our common stock is North American Transfer Co., located in Freeport, New York.


                         COMMON STOCK PURCHASE AGREEMENT

Overview

         On May 31, 2000, we signed a common stock purchase agreement with Suerez Enterprises Limited, a British Virgin Islands corporation, for the future issuance and purchase of shares of our common stock. The common stock purchase agreement establishes what is sometimes termed an "equity line of credit" or an "equity draw down facility." (The effective date of the agreement is defined as the effective date of the registration statement of which this prospectus is a part.)

         In general, the draw down facility operates as follows. The investor, Suerez, has committed to provide us with up to $10,000,000 as we request it over a 12-month period, in return for common stock, as well as warrants to purchase shares of common stock. Once every 22 trading days, we may request a draw down of up to $5,000,000 of that money. The maximum amount we actually can draw down upon each request is the lesser of (1) $5,000,000 and (2) an amount equal to 20% of the product of (A) the average daily price of our common stock for the 22 trading days prior to the date of our draw down notice and (B) 22 times the average trading volume of our common stock for the 45 trading days following the date of our draw down notice, but in no event will the maximum draw down amount be less than $1,000,000 per month. Notwithstanding the foregoing, in no event will the minimum amount drawn down be less than $250,000.

         At the end of a 22-day trading period following any draw down request, the actual draw down amount is determined based on the volume-weighted average stock price during that 22-day period, after which time formulas in the common stock purchase agreement are used to determine the number of shares we will issue to Suerez in return for that amount of money. The formulas for determining the actual draw down amounts, the number of shares we issue to Suerez and the price per share paid by Suerez are described in detail beginning on page 19. We may make up to a maximum of 12 draw downs. The aggregate total of all draw downs may not exceed $10,000,000, and no single draw may exceed $5,000,000. We are under no obligation to request a draw for any period. The per-share dollar amount Suerez pays for our common stock for each draw down includes a 10% discount to the average daily market price of our common stock for the 22-day period after our draw down request, weighted by trading volume.

         The placement agent, Ladenburg Thalmann & Co. Inc., introduced us to Suerez. We have agreed to issue to Ladenburg as a placement fee a warrant for a number of shares equal to 2% of $5,000,000, or $100,000, divided by the volume weighted average of our common stock on the trading date immediately preceding the date of the closing of the initial draw down. This warrant is to be issued half upon closing of the initial drawdown, half six months later. We have agreed that after we have drawn down $5,000,000, we will issue to Ladenburg at the closing of each draw down thereafter a warrant for a number of shares equal to 2% of the draw down amount divided by the volume weighted average of our common stock on the trading date immediately preceding the date of the applicable closing. Each warrant will have a term of three years and an exercise price equal to 150% of the volume weighted average price of our common stock on the trading day immediately preceding the date of the applicable closing. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part.

         We have also agreed to pay Ladenburg at each closing a cash fee equal to 4% of each draw down amount. An escrow agent fee of $1,500 will also be deducted from each draw down amout.

         Based on a review of our trading volume and stock price history and the number of draw downs we estimate making, we are registering 5,925,926 shares of common stock for possible issuance under the common stock purchase agreement and 388,970 shares underlying the warrants for common shares delivered to Suerez and deliverable to Ladenburg Thalmann & Co. Inc. The listing requirements of the Nasdaq SmallCap Market prohibit us from issuing without shareholder approval 20% or more of our issued and outstanding common shares in a single transaction if the shares may be issued for less than the greater of market value or book value. Based on shares of common stock issued and outstanding on October 12, 2000, we may not issue without the approval of our shareholders more than 2,063,357 shares under the common stock purchase agreement and any Suerez warrants and Ladenburg warrants. Because approximately 388,970 of these shares are committed to those warrants, if we wish to draw amounts under the common stock purchase agreement that would cause us to issue in the aggregate more than 1,674,387 shares under the common stock purchase agreement, we must receive shareholder approval beforehand. If we ever need shareholder approval for such a draw down, it may be that our officers and directors as a group own sufficient shares of our common stock to approve it without requiring the affirmative vote of any other shareholders.

         In addition, the common stock purchase agreement does not permit us to draw down funds if issuing shares of common stock to Suerez pursuant to that draw down would result in Suerez owning more than 9.9% of our outstanding common stock on the draw down exercise date.

The Draw Down Procedure and the Stock Purchases

         We may request a draw down by faxing a draw down notice to Suerez stating the amount of the draw down we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares.

Amount of the Draw Down

         No draw may exceed the lesser of (1) $5,000,000 and (2) the amount that is derived from the following formula:

     o the average daily trading volume for the 45 trading days immediately prior to the date we give notice of the draw down, multiplied by 22;

         multiplied by

     o the average of the volume-weighted average daily prices for the 22 trading days immediately prior to the date we give notice of the draw down;

         multiplied by

     o   20%;

except that in no event will the maximum draw down amount be less than $1,000,000 per month and the minimum draw down amount be less than $250,000.

         The monthly draw down amount is reduced by 1/22 for every day in the 22 trading days after our draw down request that the volume-weighted average daily price for a trading day is below the threshold price set by us in the request. The lower our stock price is on any day in that 22-day period, the greater the number of shares we will be required to issue to Suerez for that draw down. Consequently, setting the threshold price requires balancing our need for the draw down amount against our unwillingness to issue an inappropriately high number of shares for that draw down amount. We cannot make another draw down request until expiration of the 22 trading days that follow a draw down request we have already made.

Number of Shares

         The 22 trading days immediately following the draw down notice are also used to determine the number of shares we will issue in return for the money provided by Suerez, and thus the price per share Suerez will pay for our shares.

         To determine the number of shares of common stock we must issue in connection with a draw down, take 1/22 of the draw down amount determined by the formulas above, and for each of the 22 trading days immediately following the date we give notice of the draw down, divide it by 90% of the volume-weighted average daily trading price of our common stock for that day. The 90% figure represents Suerez's 10% discount. The sum of these 22 daily calculations produces the number of common shares we will issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount, in which case that day is ignored in the calculation. The price per share Suerez ultimately pays is determined by dividing the final draw down amount by the number of shares we issue Suerez.

Warrants

         In lieu of providing Suerez with an initial minimum aggregate draw down commitment, have issued to Suerez a warrant to purchase 68,970 shares of our common stock with at an exercise price of $2.1749 per share, which was the volume-weighted average share price on May 30, 2000, which was the trading day immediate prior to the closing date. The warrant expires October 31, 2003.

         In addition, once we have drawn down more than $5 ,000,000 in the aggregate, we are required to grant to Suerez at the time of the closing of any subsequent drawn down or partial draw down a warrant to purchase a number of shares equal to 4% of the draw down or partial draw down divided by the volume-weighted average price of our common stock for the trading day immediately preceding the date of each closing of a draw down. Each such warrant will be immediately exercisable with respect to half of the shares and exercisable six months thereafter with respect to the remaining half of the shares. The term of each warrant will be three years from the date of issuance, and the strike price will be 150% of the volume-weighted average price of our common stock for the trading day that immediately precedes the date of the applicable closing date.

Sample Calculation of a Draw Down

         The following is an example of the calculation of the draw down amount and the number of shares we would issue to Suerez in connection with that draw down based on hypothetical assumptions.

Sample Draw Down Amount Calculation.

         Assume we provided a draw down notice to Suerez on August 24, 2000, stating that we wanted to make a draw down, and that we specified in the notice a threshold price of $1.60, meaning that we would not sell any shares to Suerez below that price during the applicable draw down period.

         Assume that the average daily trading volume for the 45 trading days prior to our draw down notice of August 24, 2000. was 18,784 and that the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice is $1.75. You can apply the formula to these hypothetical numbers as follows:

     o the average trading volume for the 45 trading days prior to our draw down notice (17,962) multiplied by 22 equals 395,169;

         multiplied by

     o the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice ($1.75);

         multiplied by

     o   20%

         The maximum amount we could draw down under the formula would be capped at $138,309, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 22 trading days following the draw down notice is below the threshold price we set of $1.60. For example, if the volume-weighted average daily price of our common stock is below $1.60 on two of those 22 days, the $138,309 would be reduced by 1/22 for each of those days and our draw down amount would be 20/22 of $138,309, or $125,736.

         Notwithstanding the foregoing, the common stock purchase agreement provides that in no event will the maximum draw down amount be less than $1,000,000 per month and the minimum draw down amount be less than $250,000. Accordingly, since the maximum draw down amount calculated under the formula is $138,309, we would be permitted to request a maximum draw down amount of $1,000,000 and a minimum draw down amount of $250,000.

Sample Calculation of Number of Shares

         Assume that we have made a draw down request of $1,000,000, the maximum amount we could draw down based on the foregoing sample draw down amount calculation. In addition, assume we set a threshold price of $1.60 and that the volume-weighted average daily price for our common stock is as set forth in the table in the table below.

         The number of shares to be issued based on any trading day during the draw down period is calculated from the following formula:

     o   1/22 of the draw down amount of $1,000,000; divided by

     o   90% of the volume weighted average daily price.

         For example, for the first trading day in the example in the table below, the calculation is as follows: 1/22 of $1,000,000 is $45,454. Divide $45,454 by 90% of the volume-weighed average daily price for that day of $1.7055 per share, to get 26,620 shares. Perform this calculation for each of the 22 measuring days, excluding any days on which the volume-weighted average daily price is below the $1.60 threshold price, and add the results to determine the number of shares to be issued. In the table below, there are two days which must be excluded, namely days 14 and 15.

         After excluding the days that are below the threshold price, the amount of our draw down in this example would be $909,080 and the total number of shares we would issue to Suerez for this draw down request would be 575,544, so long as those shares would not cause Suerez to beneficially own more than 9.9% of our then outstanding common stock. Suerez would pay $1.58 per share for those shares.

                                 Weighted-Volume Average       1/22 of Requested
              Trading Day          Daily Stock Price*           Draw Down Amount
              -----------          -----------------            ----------------
                   1                      $1.7055                    $45,454.00
                   2                      $1.8525                    $45,454.00
                   3                      $1.8472                    $45,454.00
                   4                      $1.9785                    $45,454.00
                   5                      $1.9773                    $45,454.00
                   6                      $1.8636                    $45,454.00
                   7                      $1.6311                    $45,454.00
                   8                      $1.6687                    $45,454.00
                   9                      $1.6638                    $45,454.00
                  10                      $1.6495                    $45,454.00
                  11                      $1.6301                    $45,454.00
                  12                      $1.6292                    $45,454.00
                  13                      $1.7218                    $45,454.00
                  14                      $1.5668                        **
                  15                      $1.5792                        **
                  16                      $1.6077                    $45,454.00
                  17                      $1.6152                    $45,454.00
                  18                      $1.8886                    $45,454.00
                  19                      $1.8832                    $45,454.00
                  20                      $1.9394                    $45,454.00
                  21                      $1.7923                    $45,454.00
                  22                      $1.7308                    $45,454.00
                  --                      -------                    ----------
                 Total                                               $909,080.00

     * The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

     ** Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice of $1.60.

         We would receive the amount of our draw down ($909,080) less a 4% cash fee paid to the placement agent, Ladenburg Thalmann & Co. Inc., of $36,363, and less a $1,500 escrow fee, for net proceeds to us of $871,217. The delivery of the requisite number of shares and payment of the draw will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York.

Necessary Conditions Before Suerez is Obligated to Purchase our Shares

         The following conditions must be satisfied before Suerez is obligated to purchase the common shares that we wish to sell from time to time:

     o a registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Suerez;

     o there must be no material adverse change in our business, operations, properties, prospects or financial condition;

     o we must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;

     o no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect that prohibits consummation of the transactions contemplated by the stock purchase agreement;

     o no litigation or proceeding nor any investigation by any governmental authority may be pending or threatened against us or Suerez seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

     o trading in our common shares must not have been suspended by the Securities and Exchange Commission or the Nasdaq SmallCap Market (or any other market or exchange on which our common stock is traded), nor shall minimum prices have been established on securities whose trades are reported by the Nasdaq SmallCap Market.

         On each draw down settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

         A further condition is that Suerez may not purchase more than 19.9% of our common shares issued and outstanding on May 31, 2000, the closing date under the common stock purchase agreement, without us first obtaining approval from our shareholders for such excess issuance.

Restrictions on Future Financing

         The common stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the market price until the earlier of 12 months from the effective date of the registration statement of which this prospectus is a part or the date that is 60 days after Suerez has purchased the maximum of $10,000,000 worth of common stock from us under the common stock purchase agreement.

         There are exceptions to this limitation for securities sold in the following situations:

     o in a registered public offering that is underwritten by one or more established investment banks;

     o in one or more private placements in connection with which the purchasers do not have registration rights;

     o pursuant to any currently existing or future employee benefit plan that has been or is approved by our shareholders;

     o pursuant to any compensatory plan for a full-time employee or key consultant;

     o   in  connection   with  a  strategic   partnership   or  other  business
         transaction, the principal purpose of which is not simply to raise money

     o in one or more private placements, the principal purpose of which is to raise money for an acquisition; and

     o   a transaction to which Suerez gives its written approval.

Costs of Closing the Transaction

         At the closing of the transaction on May 31, 2000, we delivered the requisite opinion of counsel to Suerez and paid the escrow agent, Epstein Becker & Green P.C., $10,000 for Suerez's legal, administrative and escrow costs. In addition, we issued a warrant to purchase 68,970 shares of our common stock to Suerez.

         Upon the closing of each draw down, we are required to issue to Ladenburg a cash fee equal 4% of the amount of each draw down, as well as a warrant to purchase shares of our common stock. See "Overview," above.

Termination of the Stock Purchase Agreement

         Suerez may terminate the equity draw down facility under the common stock purchase agreement if any of the following events occur:

     o we suffer a material adverse change in our business, operations, properties, or financial condition;

     o there occurs any situation that would prohibit or materially interfere with our ability to perform our obligations under the common stock purchase agreement, the related registration rights agreement, or any other material agreement;

     o our common shares are delisted from the Nasdaq SmallCap Market (or any other market or exchange on which our common stock is traded), unless that delisting is in connection with the listing of such shares on a comparable stock exchange in the U.S.; or

     o   we file for protection from creditors.

         We may terminate the common stock purchase agreement if Suerez fails to fund more than one properly noticed draw down within three trading days of the date payment for such draw down is due.

Indemnification of Suerez

         Suerez is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from this prospectus and the registration statement of which this prospectus forms a part, except as they relate to information supplied by Suerez to us for inclusion in the prospectus and the registration statement.


                              SELLING SHAREHOLDERS

Overview

         The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares we will issue to Suerez Enterprises Limited under the common stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher than the number we actually issue under the common stock purchase agreement.

Suerez Enterprises Limited

         Suerez Enterprises Limited's principal offices are located at Aeulestrasse 74, FL-9490 Vaduz, Liechtenstein. Investment decisions for Suerez are made by its board of directors. Other than the warrants we issued to Suerez in connection with closing the common stock purchase agreement and any future draw downs, Suerez does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Suerez and us other than the common stock purchase agreement.

Ladenburg Thalmann & Co. Inc.

         Ladenburg Thalmann & Co. Inc. has acted as placement agent in connection with the common stock purchase agreement. Ladenburg Thalmann introduced us to Suerez and assisted us with structuring the equity line of credit with Suerez. Ladenburg Thalmann's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

         This prospectus covers 213,333 shares of common stock which we anticipate we will be required to issue to Ladenburg Thalmann, in the form of warrants, as a placement fee for introducing us to Suerez. Each warrant will be exercisable at 150% of the volume weighted average price of our common stock on the trading day immediately preceding the closing date of each draw down and each warrant will have a term of three years. The decision to exercise any warrants issued, and the decision to sell the common stock issued pursuant to the warrants, will be made by Ladenburg Thalmann's officers and board of directors. Ladenburg Thalmann does not own any of our securities as of the date of this prospectus. Our agreement with Ladenburg Thalmann provides Ladenburg Thalmann with a right of first refusal for one year after completion of the offering under the common stock purchase agreement, as underwriter or placement agent, all of our financing arrangements at terms no less favorable than we could obtain in the market.

Other Selling Shareholders

         Of the 6,896,146 shares we are registering, 581,250 shares are for the account of the selling shareholders described in the table below. These selling shareholders currently hold warrants to purchase unregistered shares of our common stock that were issued on December 19, 1997 pursuant to a private placement transaction. The 581,250 shares of common stock being registered for resale will be issued upon exercise of these warrants.

         Based on information provided to us by each selling shareholder, the following table shows, as of October 12, 2000:

     o   the name of the selling shareholder; and

     o the number of shares of common stock underlying the warrant held by that selling shareholder warrant.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person will possess sole voting and investment power with respect to all of the shares of common stock underlying the warrant owned by that person, subject to community property laws where applicable.


                                       Beneficial Ownership      Maximum Number of        Amount and Percentage of
                                      of Common Stock as of   Shares of Common Stock      Common Stock Beneficially
Name                                     October 12, 2000         Offered for Sale      Owned After the Offering (1)
----                                     ----------------         ----------------      ------------------------

                                                                                            Number        Percentage
                                                                                            ------        ----------
Suerez Enterprises Limited                  68,970 (2)                    68,970               0              *
Suerez Enterprises Limited                       0                     6,245,926 (3)           0              *
Michael Cohen                               10,000 (4)                    10,000               0              *
Anthony J. Kirincic                         63,750 (4)                    63,750               0              *
David O. Lindner                            63,750 (4)                    63,750               0              *
Robert A. Paduano                           12,500 (4)                    12,500               0              *
Roger Flore                                 25,000 (4)                    25,000               0              *
Lawrence K. Fleschman                       25,000 (4)                    25,000               0              *
Jacqueline Knapp                            12,500 (4)                    12,500               0              *
Ronald I. Heller and Joyce Heller           50,000 (4)                    50,000               0              *
Kae Investment                              12,500 (4)                    12,500               0              *
The Evan Todd Heller Trust                  12,500 (4)                    12,500               0              *
Anthony Charos and Kevin Charos              6,250 (4)                     6,250               0              *
The Rachel Beth Heller Trust                12,500 (4)                    12,500               0              *
Nagelberg Family Trust                      62,500 (4)                    62,500               0              *
Delaware Charter Guarantee & Trust          50,000 (4)                    50,000               0              *
FBO Ronald I.
Janine Halle Nessess                        50,000 (4)                    50,000               0              *
Donahew Fund LP                             25,000 (4)                    25,000               0              *
Delaware Charter Guarantee & Trust          62,500 (4)                    62,500               0              *
FBO David S. Nagelberg
Bernard Pismeny                             25,000 (4)                    25,000               0              *

* Less than 1%.

(1) Assumes that the selling stockholder will sell all of its shares of our common stock offered in this prospectus. We cannot assure you that the selling stockholder will sell all or any of its shares.

(2) Represents 68,970 shares of our common stock issuable upon exercise of outstanding warrants issued to Suerez Enterprises Limited as a commitment fee for entering in the common stock purchase agreement.

(3) Includes (solely for purposes of this prospectus) up to an aggregate of 5,925,926 shares of our common stock that we may sell to Suerez pursuant to our common stock purchase agreement with Suerez and 320,000 shares of common stock underlying warrants to purchase shares of our common stock issuable in connection with the common stock purchase agreement, but would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before they were acquired by Suerez.

(4) Represents shares of our common stock issuable upon the exercise of warrants. Each warrant has an exercise price of $5.75 and expires on December 18, 2002.

         None of the selling shareholders have held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result their being issued a warrant exercisable for shares of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure.

                              PLAN OF DISTRIBUTION

General

         Suerez is offering shares of our common stock for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Suerez. Suerez may be offering for sale up to 6,101,563 common shares acquired by it pursuant to the terms of the common stock purchase agreement more fully described under the section above entitled "The Common Stock Purchase Agreement" and pursuant to the warrants we issued to and may issue to it in the future in connection with the transaction. Suerez has agreed to be named as a statutory underwriter within the meaning of the Securities Act in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Suerez has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of the Nasdaq SmallCap Market.

         On October 12, 2000, there were approximately 10,317,869 shares of our common stock outstanding. The following table shows the number of shares we would issue to Suerez and the price it would pay for those shares given the hypothetical variables shown in the table, if:

     o we requested draw downs of the maximum amounts under the common stock purchase agreement;

     o   we set a threshold price of $1.00;

     o the volume-weighted average daily price in the table were the volume-weighted average daily price of our common stock for the 22 trading days before each draw down request under the common stock purchase agreement and the 22 trading days after each draw down request;

     o the average trading volume in the table were the average trading volume for the 45 trading days before each draw down request; and

     o we do not issue more shares to Suerez under the common stock purchase agreement than we are currently registering for resale of the shares issued under the common stock purchase agreement.

                                                       Number of Shares Issuable to Suerez
       Volume-Weighted           Average Trading             under Common Stock           Price per share paid
     Average Daily Price             Volume                 Purchase Agreement (g)             by Suerez
     -------------------         ---------------          ------------------------             ---------

           $1.0000 (a)                8,981 (d)                   1,029,971                      $0.90
            1.7613 (b)               17,962 (e)                   6,314,896 (h)                   1.58
            2.6240 (c)               26,943 (f)                   6,314,896 (h)                   2.36

-----------------------------

(a) Represents the lowest price at which our shares can remain listed on the Nasdaq SmallCap Market.

(b) Represents the average closing price of our common stock for the 22 trading days before August 23, 2000.

(c) Represents 150% of the average closing price of our common stock for the 22 trading days before August 23, 2000.

(d) Represents 50% of the average trading volume of our common stock for the 45 trading days preceding August 23, 2000.

(e) Represents the average trading volume of our common stock for the 45 trading days preceding August 23, 2000.

(f) Represents 150% of the average trading volume of our common stock for the 45 trading days preceding August 23, 2000.

(g) The number of shares we would issue could be limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Suerez to the extent Suerez would beneficially own more than 9.9% of our then-outstanding common stock.

(h) Represents all 6,314,896 shares we are registering under the common stock purchase agreement.

         To permit Suerez to resell the common shares issued to it under the common stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Suerez that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder to keep it effective until the earliest of any of the following dates:

     o the date after which all of the shares of our common stock held by Suerez or its transferees that are covered by the registration statement of which this prospectus forms a part have been sold under the provisions of Rule 144 under the Securities Act;

     o the date after which all of the shares of our common stock held by Suerez or its transferees that are covered by the registration statement have been transferred to persons who may trade those shares without restriction under the Securities Act and we have delivered new certificates or other evidences of ownership of those shares without any restrictive legend;

     o the date after which all of the shares of our common stock held by Suerez or its transferees that are covered by the registration statement of which this prospectus forms of part have been sold by Suerez or its transferees pursuant to that registration statement;

     o   the date  after  which all of the  shares of our  common  stock held by
         Suerez or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act irrespective of any applicable volume limitations;

     o the date after which all of the shares of our common stock held by Suerez or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or any similar provision then in effect under the Securities Act; or

     o the date after which none of the shares of our common stock held by Suerez that are covered by the registration statement are or may become issued and outstanding.

         Shares of common stock offered through this prospectus may be sold from time to time by Suerez and the other Selling Shareholders. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

         Sales may be made on the Nasdaq SmallCap Market, on the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling shareholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling shareholders that there are no existing arrangements between any selling shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling shareholders through this prospectus. Selling shareholders may be deemed underwriters in connection with resales of their shares.

         The common shares may be sold in one or more of the following manners:

     o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o   purchases by a broker or dealer for its account under this  prospectus;
         or

     o ordinary brokerage transactions and transactions in which the broker solicits purchases.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling shareholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

         Broker-dealers may agree with the selling shareholders to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

         In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed Suerez $10,000 for its legal, administrative and escrow costs.

         Suerez is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market-making activities with respect to those securities for a period beginning when that person becomes a distribution participant and ending upon that person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids, or to effect passive market making bids. In addition, in connection with transactions in the common shares, Suerez and we will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation the rules set forth above. These restrictions may affect the marketability of the common shares.

         The selling shareholders will pay all commissions and their own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

         The price at which we will issue the common shares to Suerez under the common stock purchase agreement will be 90% of the volume-weighted average daily price traded on the Nasdaq SmallCap Market, for each day in the pricing period with respect to each draw down request.

Limited Grant of Registration Rights

         We granted registration rights to Suerez to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

     o to assist or cooperate with Suerez in the offering or disposition of those shares;

     o to indemnify or hold harmless the holders of any such shares (other than Suerez) or any underwriter designated by any such holders;

     o to obtain a commitment from an underwriter relating to the sale of any such shares; or

     o   to include such shares within any underwritten offering we do.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

         We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Suerez, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act, that a supplemental prospectus be filed, disclosing:

     o   the name of any broker-dealers;

     o   the number of common shares involved;

     o   the price at which the common shares are to be sold;

     o   the   commissions   paid  or  discounts  or   concessions   allowed  to
         broker-dealers, where applicable;

     o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     o   any other facts material to the transaction.

         Our registration rights agreement with Suerez permits us to restrict the resale of the shares Suerez has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Suerez for more than 30 consecutive days and our stock price declines during the restriction period, we are required to pay to Suerez cash to compensate Suerez for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between our stock price on the first day of the restriction period and the last day of the restriction period, for each share held by Suerez during the restriction period that has been purchased under the common stock purchase agreement.


                                LEGAL PROCEEDINGS

         On June 8, 1998, we were served with a summons and complaint filed by Philip M. Panzera in the U.S. District Court for the Eastern District of New York alleging that we wrongfully terminated his employment on January 29, 1998, pursuant to an employment agreement dated November 14, 1997, and that we wrongfully converted Mr. Panzera's personal property. Mr. Panzera is seeking monetary damages in excess of $1,000,000. Mr. Panzera was our Senior Vice President and Chief Financial Officer from November 17, 1997, through January 29, 1998. We have answered this complaint and denied all of Mr. Panzera's allegations, stating that we properly terminated Mr. Panzera for cause pursuant to his employment agreement. Additionally, we have filed a counterclaim against Mr. Panzera alleging, among other things, that Mr. Panzera fraudulently induced us to enter into the employment agreement by making false representations concerning his educational background, employment history, experience and skills. We are seeking monetary damages of no less than $1,000,000. The discovery phase of this case has been completed.

         Mr. Panzera recently made a motion for partial summary judgment to dismiss a number of the affirmative defenses and the counterclaims that we brought against him. On April 14, 2000, the court ruled in our favor and denied Mr. Panzera's motion for partial summary judgment.

         Additionally, we made a motion for partial summary judgment to dismiss Mr. Panzera's complaint to the extent he seeks to recover on a modification to his employment agreement. The motion was granted, dismissing Mr. Panzera's claim against us under the employment agreement, to the extent that he relies on the terms of the modification of the employment agreement. We believe that the remainder of Mr. Panzera's claim is without merit, and we intend to continue to vigorously defend this suit.

         We have recently reached a settlement with Mr. Panzera whereby each party will execute a release and stipulation dismissing this action, including our counterclaim against Mr. Panzera, with prejudice.

                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of our common stock offered for resale in this prospectus have been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.


                                     EXPERTS

         Nussbaum Yates & Wolpow, P.C., independent certified public accountants, audited the consolidated financial statements incorporated in this prospectus, as indicated in their report with respect thereto. These documents are incorporated herein in reliance upon the authority of Nussbaum Yates & Wolpow, P.C. as experts in accounting and auditing in giving the report.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         For further information with respect to us and the common stock we are offering, please refer to the registration statement. A copy of the registration statement can be inspected by anyone without charge at the public reference room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60601. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of these materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.

         Our common stock is quoted for trading on the Nasdaq SmallCap Market, and you may inspect at the offices of the Nasdaq SmallCap Market, located at 1735 K Street, N.W., Washington, D.C. 20006, the registration statement relating to the common stock offered by this prospectus, reports filed by us under the Exchange Act, and other information concerning us.

                          INDEX TO Financial Statements


                              FINANCIAL STATEMENTS
                                December 31, 1999

Item                                                                       Page
----                                                                       ----

Independent Auditors' Report................................................F-1
Consolidated Balance Sheets as of December 31, 1999 and 1998................F-2
Consolidated Statements of Operations for the years ended
  December 31, 1999 and 1998................................................F-3
Consolidated Statements of Changes in Shareholders' Equity for the
  years ended December 31, 1999 and 1998....................................F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999 and 1998................................................F-5
Notes to Consolidated Financial Statements..................................F-6


                              FINANCIAL STATEMENTS
                                  June 30, 2000

Condensed Consolidated Balance Sheet as of June 30, 2000 (unaudited)........F-15
Condensed Consolidated Statements of Operations for the three months ended June 30, 2000 and 1999 (unaudited)..................................F-16
Condensed Consolidated Statements of Operations for the six
  months ended June 30, 2000 and 1999 (unaudited)...........................F-17
Condensed Consolidated Statements of Cash Flows for the six
  months ended June 30, 2000 and 1999 (unaudited)...........................F-18
Notes to Consendsed Consolidated Financial Statements (unaudited)...........F-19

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                      CONSOLIDATED FINANCIAL STATEMENTS AND
                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

               Report of Independent Certified Public Accountants


Board of Directors
First Priority Group, Inc.
Plainview, New York


We have audited the accompanying consolidated balance sheets of First Priority Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Priority Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


NUSSBAUM YATES & WOLPOW, P.C.


Melville, New York
March 13, 2000


                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                     ASSETS

                                                                                     1999         1998
                                                                                  ----------   ----------
Current assets:
   Cash and cash equivalents                                                      $  542,359   $2,782,180
   Accounts receivable, less allowance for doubtful
     accounts of $28,223 in 1999 and 1998                                          1,794,740    1,171,885
   Investment securities (Note 3)                                                  1,036,263           --
   Prepaid expenses and other current assets                                          39,376       66,207
                                                                                  ----------   ----------
               Total current assets                                                3,412,738    4,020,272

Property and equipment, net                                                          689,094      601,424

Security deposits and other assets                                                    35,288      107,972
                                                                                  ----------   ----------
               Total assets                                                       $4,137,120   $4,729,668
                                                                                  ==========   ==========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                               $  938,418   $  698,330
   Accrued expenses and other current liabilities                                    747,567      596,795
   Current portion of long-term debt                                                  50,513       44,672
                                                                                  ----------   ----------
               Total current liabilities                                           1,736,498    1,339,797
                                                                                  ----------   ----------

Long-term debt                                                                            --       51,926
                                                                                  ----------   ----------
Shareholders' equity:
   Common stock, $.015 par value, authorized 20,000,000
     shares; issued 8,598,467 shares in 1999 and 1998                                128,977      128,977
   Preferred stock, $.01 par value, authorized 1,000,000
     shares; none issued or outstanding                                                   --           --

   Additional paid-in capital                                                      7,823,916    7,762,350
   Accumulated other comprehensive loss, unrealized holding
     loss on investment securities                                              (      4,095)          --
   Deficit                                                                      (  5,429,014) ( 4,463,382)
                                                                                  ----------    ---------

                                                                                   2,519,784    3,427,945
   Less common stock held in treasury, at cost, 296,667
     shares in 1999 and 266,667 shares in 1998                                       119,162       90,000
                                                                                  ----------   ----------
               Total shareholders' equity                                          2,400,622    3,337,945
                                                                                  ----------   ----------

               Total liabilities and shareholders' equity                         $4,137,120   $4,729,668
                                                                                  ==========   ==========

                             See notes to consolidated financial statements.


                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                              1999             1998
                                                          ------------    -------------
Revenue:
   Collision repairs and fleet management services        $ 10,954,912    $ 11,366,891
   Subrogation and salvage service commissions                 407,260         411,200
   Automobile affinity services                                773,406         362,880
                                                          ------------    ------------
             Total revenues                                 12,135,578      12,140,971

Cost of revenue (principally charges incurred at repair
   facilities for services)                                  9,338,271       9,712,316

Gross profit                                                 2,797,307       2,428,655
                                                          ------------    ------------
Operating expenses:
   Selling                                                   1,048,681       1,351,360
   General and administrative                                2,838,218       3,221,649
                                                          ------------    ------------
             Total operating expenses                        3,886,899       4,573,009
                                                          ------------    ------------

                                                         (   1,089,592)  (   2,144,354)
                                                          ------------    ------------
Other income (expense):
   Realized loss on investment                           (       3,096)             --
   Investment and other income                                 152,976         245,246
   Interest expense                                      (       6,784)  (       2,800)
                                                          ------------    ------------
             Total other income                                143,096         242,446
                                                          ------------    ------------
Loss from continuing operations before
   income taxes                                          (     946,496)  (   1,901,908)

Income taxes, all current                                       19,136           7,928
                                                          ------------    ------------

Loss from continuing operations                          (     965,632)  (   1,909,836)

Discontinued operations,
   loss on disposal of direct response marketing
     division, no income tax benefit                                --   (      93,922)
                                                          ------------    ------------

Net loss                                                 ($    965,632)  ( $ 2,003,758)
                                                          ------------    ------------
Basic and diluted loss per share:
   Continuing operations                                 ($        .12)  ($        .23)
   Discontinued operations                                          --   (         .01)
                                                          ------------    ------------
   Net loss                                              ($        .12)  ($        .24)
                                                          ------------    ------------

Weighted average number of common shares outstanding         8,324,649       8,197,827
                                                          ------------    ------------

                 See notes to consolidated financial statements.

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                Accumulated
                                                                  Additional       Other
                                          Common Stock             Paid-in     Comprehensive
                                        Shares      Amount         Capital         Loss         Deficit
                                        ------      ------         -------         ----         -------

Balance, January 1, 1998               7,998,467   $   119,977   $ 6,645,737   $        --    ($2,459,624)

Net loss                                      --            --            --            --     (2,003,758)

Exercise of options                      100,000         1,500        68,500            --             --

Exercise of warrants                     500,000         7,500       992,500            --             --

Options granted for services                  --            --        55,613            --             --
                                     -----------   -----------    -----------   ----------     ----------

Balance, December 31, 1998             8,598,467       128,977     7,762,350            --     (4,463,382)

Net loss                                      --            --            --            --     (  965,632)

Other comprehensive income (loss),
  unrealized holding loss arising
  during period                               --            --            --   (     4,095)            --


Comprehensive loss                            --            --            --            --             --

Purchase of treasury stock                    --            --            --            --             --

Options granted for services                  --            --        61,566            --             --
                                     -----------   -----------   -----------   -----------    -----------
Balance, December 31, 1999             8,598,467   $   128,977   $ 7,823,916   ($    4,095)   ($5,429,014)
                                     ===========   ===========   ===========   ===========     ==========

                                                                    Total
                                                                    Share-
                                          Treasury Stock            holders'
                                        Shares       Amount         Equity
                                        ------       ------         ------

Balance, January 1, 1998                 266,667   ($   90,000)   $ 4,216,090

Net loss                                      --            --   (  2,003,758)

Exercise of options                           --            --         70,000

Exercise of warrants                          --            --      1,000,000

Options granted for services                  --            --         55,613
                                     -----------   -----------    -----------

Balance, December 31, 1998               266,667   (    90,000)     3,337,945

Net loss                                      --            --   (    965,632)

Other comprehensive income (loss),
  unrealized holding loss arising
  during period                               --            --   (     4,095)
                                                                  -----------

Comprehensive loss                            --            --   (   969,727)

Purchase of treasury stock                30,000   (    29,162)  (    29,162)

Options granted for services                  --            --         61,566
                                     -----------   -----------    -----------
Balance, December 31, 1999               296,667   ($  119,162)   $ 2,400,622
                                     ===========   ===========    ===========


                 See notes to consolidated financial statements.


                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                         1999          1998
                                                                     -----------   -----------
Cash flows used in operating activities:
   Net loss                                                         ($  965,632)   ($2,003,758)
                                                                    -----------    -----------
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation and amortization                                    201,289        143,308
       Gain on sale of property and equipment                       (     2,500)            --
       Realized loss on investment                                        3,096             --
       Provision for bad debts                                               --         16,723
       Options granted for services                                      61,566         55,613

       Changes in assets and liabilities:
         Accounts receivable                                        (   622,855)   (    50,784)
         Inventories                                                         --         61,642
         Prepaid expenses and other current assets                       26,831         73,069
         Security deposit and other assets                                8,009    (    66,644)

         Accounts payable                                               240,088    (    89,856)
         Accrued expenses and other current liabilities                 150,772        306,425
                                                                    -----------    -----------
              Total adjustments                                          66,296        449,496
                                                                    -----------    -----------
              Net cash used in operating activities                 (   899,336)   ( 1,554,262)
                                                                    -----------    -----------
Cash flows used in investing activities:
   Proceeds from sale of property and equipment                           2,500             --
   Purchase of property and equipment                               (   224,284)   (   287,422)
   Purchase of investments                                          ( 1,543,454)            --
   Proceeds from sale of investments                                    500,000             --
                                                                    -----------    -----------

              Net cash used in investing activities                 ( 1,265,238)   (   287,422)
                                                                    -----------    -----------
Cash flows provided by (used in) financing activities:
   Repayment of long-term debt                                      (    46,085)            --
   Purchase of treasury stock                                       (    29,162)            --
   Collection of shareholder note                                            --        100,000
   Proceeds from issuance of common stock                                    --      1,070,000
                                                                    -----------    -----------

Net cash provided by (used in) financing activities                 (    75,247)     1,170,000
                                                                    -----------    -----------

Net decrease in cash and cash equivalents                           ( 2,239,821)   (   671,684)

Cash and cash equivalents at beginning of year                        2,782,180      3,453,864
                                                                    -----------    -----------

Cash and cash equivalents at end of year                            $   542,359    $ 2,782,180
                                                                    -----------    -----------
Supplemental disclosure of cash flow information:
   Cash paid during the year for income taxes                       $    20,204    $     2,876
                                                                    -----------    -----------
   Cash paid during the year for interest                           $     9,175    $        --
                                                                    -----------    -----------


                 See notes to consolidated financial statements.

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


1.    Summary of Significant Accounting Policies

      Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of First Priority Group, Inc. and its subsidiaries, National Fleet Service, Inc., driversshield.com Corp., American Automotive Trading Corp., and
      First Priority Group Leasing, Inc. (collectively referred to as the "Company") all of which are wholly owned. All material intercompany balances and transactions have been eliminated.

      Property and Equipment

      Property and equipment are stated at cost. The Company provides depreciation for machinery and equipment and for furniture and fixtures by the straight-line method over the estimated useful lives of the assets, principally five years. Leasehold improvements are amortized over the estimated useful lives or the remaining term of the lease, whichever is less.

      Cash and Cash Equivalents

      The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      Investment Securities

      Investments consist of securities available for sale and are carried at fair value with unrealized gains or losses reported in a separate component of shareholders' equity. Realized gains or losses are determined based on the specific identification method.

      Use of Estimates

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Reclassification

      In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 (SAB 101), the Company has determined that the portion of its business representing commission revenues from its subrogation and salvage services should be displayed in the financial statements on a net basis. It had been the Company's prior policy to report such revenues and related costs on a gross basis. Accordingly, 1998 has been reclassified to reflect the net presentation. There was no effect on net loss or net cash flows used in operating activities from the reclassification. Revenues and direct costs for 1998 were reduced by $2,417,503. Accounts receivable and accounts payable for 1998 were reduced by $539,759.

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


2.    Fair  Value  of  Financial   Instruments,   Description  of  Business  and
      Concentration of Credit Risk, and Revenue Recognition

      Fair Value of Financial Instruments

      o   Cash and Cash Equivalents

          The carrying amounts approximate fair value because of the short maturity of the instruments.

      o   Investments

          Investments are stated at fair value as measured by quoted market prices.

      o   Long-Term Debt

          The carrying amount of the Company's long-term debt approximates fair value.

      Description of Business and Concentration of Credit Risk

      The Company is engaged in automotive fleet management and administration of automotive repairs for major corporate clients throughout the United States. The Company offers computerized collision estimates and provides its clients with a cost-effective method for repairing their vehicle. The Company also arranges for repair of the vehicles through a nationwide network of independently owned contracted facilities. The Company also provides automobile affinity services for individuals.

      The Company formed driversshield.com Corp. in April 1999 to provide collision repair claims management services for the insurance industry nationwide through a website on the Internet. At December 31, 1999, the website was not yet operational and to date, there have been no revenues.

      Sales to one customer accounted for 10% of revenue in 1999 and 1998.
      The   Company   has   no   financial    instruments    with    significant
      off-balance-sheet risk or concentration of credit risk.

      Revenue Recognition

      The Company recognizes revenue for its collision repairs and fleet management at the time of customer approval and completion of repair services. The Company warrants such services for varying periods ranging up to twelve months. Such warranty expense is borne by the repair facilities and has not been material to the Company. The Company recognizes commissions for its subrogation and salvage services upon completion of the services. Automobile affinity services are recognized as such services are rendered.

3.    Investment Securities

      At December 31, 1999:

                                                                                    Unrealized
                                                        Cost          Fair Value    Holding Loss
                                                        ----          ----------    ------------
       Available for sale, 106,721 shares of
         Salomon Smith Barney Adjustable
         Rate Government Income Fund                   $1,040,358      $1,036,263     ($4,095)
                                                       ----------      ----------      ------

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


4.    Property and Equipment

                                                      1999            1998
                                                  -----------     ------------
           Machinery and equipment                $   980,894      $   717,912
           Furniture and fixtures                     285,800          264,823
           Leasehold improvements                      19,886           19,886
                                                  -----------      -----------
                                                    1,286,580        1,002,621
           Less accumulated depreciation
             and amortization                         597,486          401,197
                                                  -----------      -----------
                                                  $   689,094      $   601,424
                                                  -----------      -----------

5.    Long-Term Debt

      In August 1998, the Company agreed to pay severance to its former Co-Chairman and President in the amount of $100,000 including imputed interest of 8.5% in quarterly installments of $12,500 commencing March 31, 1999 and ending December 31, 2000. This amount was accrued and charged to operations in the year ended December 31, 1998.

6.    Loss Per Share

      Basic loss per share is computed by dividing the loss by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur if common stock equivalents, such as stock options and warrants, were exercised.

                                                                     Loss                   Shares              Per-Share
                                                                   (Numerator)             (Denominator)          Amount
                                                                   -----------             -------------        ---------
      1999:

      Basic and Diluted Loss Per Share
        Loss from continuing operations                          ($   965,632)              8,324,469             ($.12)
                                                                   ==========               =========              ====
      1998:

      Basic and Diluted Loss Per Share
        Loss from continuing operations                           ($1,909,836)              8,197,827             ($.23)
                                                                   ==========               =========              ====

           In 1999 and 1998, options and warrants were anti-dilutive.

7.    Stock Options

      Stock Compensation Plan

      The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation expense is recognized. In 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) for disclosure purposes; accordingly, no compensation expense has been recognized in the results of operations for its stock option plans as required by APB Opinion No. 25. The Company has two fixed option plans, the 1995 Stock Incentive Plan, and the 1987 Incentive Stock Option Plan. Under the plans, in the aggregate, the Company may grant options to its employees, directors and consultants for up to 7,000,000 shares of common stock. Under both plans, incentive stock options may be granted at no less than the fair market value of the Company's stock on the date of grant, and in the case of an optionee who owns directly or indirectly more than 10% of the outstanding voting stock ("an Affiliate"), 110% of the market price on the date of grant. The maximum term of an option is ten years, except in regard to incentive stock options granted to an Affiliate, in which case the maximum term is five years.

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


7.    Stock Options (Continued)

      For disclosure purposes, the fair value of each stock option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 1999 and 1998, respectively: annual dividends of $-0-for both years, expected volatility of 174% and 80%, risk-free interest rate of 5.90% and 5.02%, and expected life of five years for all grants. The weighted-average fair value of stock options granted in 1999 and 1998 was $1.08 and $.83, respectively.

      Under the above model, the total value of stock options granted in 1999 and 1998 was $801,945 and $1,044,745, respectively, which would be amortized ratably on a pro forma basis over the related vesting periods, which range from immediate vesting to five years (not including performance-based stock options granted in 1999 and 1998, see below). Had compensation cost been determined based upon the fair value of the stock options at grant date consistent with the method of SFAS No. 123, the Company's loss from continuing operations and loss per share from continuing operations would have been reduced to the pro forma amounts indicated below:

                                                         1999           1998
                                                     ------------    ----------
        Loss from continuing operations:
           As reported                              ($   965,632)   ($1,909,836)
           Pro forma                                ( $3,293,360)   ($2,994,711)

         Basic and diluted loss per share from
           continuing operations:
             As reported                            ($       .12)   ($      .23)
             Pro forma                              ($       .40)   ($      .37)

      During 1998, the Company repriced certain options granted in 1997, representing the right to purchase 465,000 shares of common stock. The original 1997 grants gave the holders the right to purchase common stock at prices ranging from $2.75 to $6.84 per share. The options were repriced at prices ranging from $1.75 to $1.93 per share. In addition, during 1998, the Company repriced certain options granted at earlier dates in 1998, representing the right to purchase 1,095,000 shares of common stock. The original 1998 grants gave the holders the right to purchase common stock at prices ranging from $5.13 to $5.69 per share. The options were repriced at prices ranging from $1.75 to $1.93 per share. At the date of repricing, the new exercise price was equal to the fair market value of the shares (110% of the fair market value in the case of an affiliate).

      In March 1999, the Company repriced certain options granted to employees and third parties in previous years, representing the right to purchase 1,665,000 shares of common stock. The original grants gave the holders the right to purchase common stock at prices ranging from $1.25 to $5.00 per share. The options were repriced at prices ranging from $1.13 to $3.00 per share. The Company also granted options to employees, representing the right to purchase 630,000 shares of common stock at prices ranging from $1.13 to $1.24 per share. In addition, in October 1999, the Company repriced certain options granted to employees and third parties, representing the right to purchase 2,330,000 shares of common stock, of which 2,235,000 were part of the March 1999 grant. The original grants gave the holders the right to purchase common stock at prices ranging from $1.00 to $1.24 per share. The options were repriced at prices ranging from $.75 to $.83 per share. At the date of the repricing, the new exercise price was equal to the fair market value of the shares (110% of the fair market value in the case of an affiliate).

      The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995, and accordingly, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


7.    Stock Options (Continued)

      Performance-Based Stock Options

      Under its 1995 Stock Incentive Plan, the Company had granted options to certain key executives whose vesting was entirely contingent upon the future profits (as defined) for the division or subsidiary or commissions earned under the management of the related key executive. As of January 1, 1998, there were 1,100,000 of such options outstanding. During 1998, the Company terminated and cancelled 950,000 of such options. During 1999, the Company terminated the remainder of the options.

      Non-Incentive Stock Option Agreements

      The Company has non-incentive stock option agreements with five of its directors and/or officers.

      Summary

      Stock options transactions (other than performance-based stock options) are summarized as follows:

                                                                                                              Weighted
                                                                             Number         Exercise           Average
                                                                              of             Price            Exercise
                                                                             Shares          Range              Price
                                                                        -------------     -------------      ------------

        Options outstanding, January1, 1998                                 3,765,000       .06 - 6.84           1.17

        Options granted                                                     3,242,500      1.75 - 6.63           3.38

        Options expired/canceled                                           (3,630,000)      .06 - 6.84           2.79

        Options exercised                                                 (   100,000)          .70               .70
                                                                           ----------

        Options outstanding, December 31, 1998                              3,277,500       .12 - 5.00           1.57

        Options granted                                                     5,035,000       .75 - 3.00           1.02

        Options canceled                                                   (4,352,500)     1.00 - 5.00           1.54
                                                                            ---------

        Options outstanding, December 31, 1999                              3,960,000       .12 - 3.75            .91
                                                                            ---------

        Options exercisable, December 31, 1998                              1,552,500       .12 - 5.00           1.36
                                                                            ---------

        Options exercisable, December 31, 1999                              2,712,914       .12 - 3.75            .92
                                                                            ---------

The following table summarizes information about the options outstanding at December 31, 1999 other than performance-based stock options:

                                             Outstanding Options                            Options Exercisable

                                            Weighted Average
           Range of           Number     Remaining Contractual    Weighted Average      Number       Weighted Average
        Exercise Price     Outstanding        Life (Years)         Exercise Price     Exercisable     Exercise Price
        --------------     -----------        ------------         --------------     -----------     --------------

         $.14 - $.22          450,000              .46                 $0.19             450,000          $0.19
         $.75 - $1.56       3,190,000             3.11                 $0.87           1,976,248          $0.90
         $1.75 - $3.75        320,000             3.33                 $2.36             286,666          $2.28

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


7.   Stock Options (Continued)

      driversshield.com Corp.

      During 1999, the Company's subsidiary, driversshield.com Corp. established the "driversshield.com Corp. 1999 Stock Option Plan." Under this plan, options may be granted to employees of driversshield.com Corp or the Parent or other subsidiaries of the Company, and outside directors for up to 2,000,000 shares of common stock. Under this plan, incentive stock options may be granted at no less than fair market value of the driversshield.com Corp. stock at the date of grant, and in the case of an optionee who owns directly or indirectly more than 10% of the outstanding voting stock, 110% of the market price on the date of grant. The maximum term of an option is ten years, except in regard to incentive stock options granted to an Affiliate, in which case the maximum term is five years. No options have been granted as of December 31, 1999.

8.    Common Stock and Stock Warrants

      In August 1997, the Company raised $1,500,000 through the private placement issuance of 750,000 units at $2.00 per unit. Each unit consists of one share of common stock and a redeemable common stock purchase warrant at $2.00 per share for a period of two years. The units were issued to an executive of the Company and a private investment group. In response to the Notice of Redemption issued by the Company, the executive exercised 250,000 shares of the warrants in December 1997. Thereafter, in January 1998, the private investment group exercised 500,000 shares of the warrants.

      In December 1997, the Company raised $2,330,813 through the private placement issuance of 581,250 units at $4.01 per unit. Each unit consists of one share of common stock and a redeemable common stock purchase warrant at $5.75 per share for a period of five years. Should the price of the Company's stock exceed $11.50 per share for 20 consecutive trading days, the Company may request redemption of the warrants at a price of $.01 per share. The warrant holders would then have 30 days in which to either exercise the warrant or accept the redemption offer.

      In connection with the 1995 issuance of 1,000,000 shares of its common stock, the Company issued warrants to purchase 850,000 shares of the Company's common stock. The warrants are all presently exercisable at prices ranging from $.125 to $.50 per share and these warrants expire in 2000. During the fiscal years ended December 31, 1999 and 1998, none of these warrants were exercised. In lieu of the payment of the exercise price in cash, the holders of these warrants have the right (but not the obligation) to convert the warrants, in whole or in part, into common stock as follows; upon exercise of the conversion rights of the warrant, the Company shall deliver to the holder that number of shares of common stock equal to the quotient obtained by dividing the remainder derived from subtracting (a) the exercise price multiplied by the number of shares of common stock being converted from (b) the market price of the common stock multiplied by the number of shares of common stock being converted, by the market price of the stock.

9.    Preferred Stock Purchase Rights

      On December 28, 1998, the Board of Directors authorized the issuance of up to 200,000 shares of non-redeemable Junior Participating Preferred Stock ("JPPS"). The JPPS shall rank junior to all other series of preferred stock (but senior to the common stock) with respect to payment of dividends and any other distributions. Among other rights, the holders of the JPPS shall be entitled to receive, when and if declared, quarterly dividends per share equal to the greater of (a) $100 or (b) the sum of 1,000 (subject to adjustment) times the aggregate per share of all cash and non cash dividends (other than dividends payable in common stock of the Company and other defined distributions). Each share of JPPS shall entitle the holders to voting rights equal to 1,000 votes per share. The holders of JPPS shall vote together with the common shareholders.

      On December 28, 1998, the Board of Directors also adopted a Rights Agreement ("the Agreement"). Under the agreement, each share of the Company's common stock carries with it one preferred share purchase right ("Rights"). The Rights themselves will at no time have voting power or pay dividends. The Rights become exercisable (1) when a person or group acquires 20% or more of the Company's common stock (10% in the case of an Adverse Person as defined) and an additional 1% or more in the case of acquisitions by any shareholder with beneficial ownership of 20% or more on the record date (10% in the case of an Adverse Person as defined) or
      (2) on the tenth business day after a person or group announces a tender offer to acquire 20% or more of the Company's common stock (10% in the case of an Adverse Person as defined). When exercisable, each Right entitles the holder to purchase 1/1000 of a share of the JPPS at an exercise price of $27.50 per 1/1000 of a share, subject to adjustment.

10.   Employee Benefit Plan

      The Company has a 401(k) profit sharing plan for the benefit of all eligible employees as defined in the plan documents. The plan provides for voluntary employee salary contributions from 1% to 15% not to exceed the statutory limitation provided by the Internal Revenue Code. The Company may, at its discretion, match within prescribed limits, the contributions of the employees. Employer contributions to the plan amounted to $8,671 and $9,632 in 1999 and 1998.

11.   Commitments and Contingencies

      Leases

      The Company leases its executive office in Plainview, New York, expiring in March 2002 under a noncancelable operating lease which requires minimum annual rentals and certain other expenses including real estate taxes. A portion of the premise is subleased under a lease expiring June 2000. Sublease income was $39,728 for the year ended December 31, 1999. Rent expense including real estate taxes for the years ended December 31, 1999 and 1998 aggregated $178,490 and $253,531, respectively.

      As of December 31, 1999, the Company's future minimum rental  commitments,
      net  of  sublease   income  of  $20,000  to  be  received  in  2000,   are
      approximately as follows:

                              2000                       $164,000
                              2001                        191,600
                              2002                         48,400
                                                         --------
                                                         $404,000
                                                         ========
      Employment Contracts

      The Company has employment contracts with its two principal officers expiring during 2001. The agreements provide minimum annual salaries of $300,000 to the Chief Executive Office ("CEO") and $150,000 to the President.

      In March 1999, in consideration for several senior executives who volunteered to temporarily reduce their salaries (without changing the terms of employment contracts), the Company granted stock options representing the right to purchase 145,000 shares of the Company's common stock at prices ranging from $1.13 to $1.24. These options were subsequently repriced in October 1999 (see Note 7). All grants were at no less than the fair market value at date of grant or repricing. Such temporary salary reduction amounts to approximately $145,000 on an annualized basis, of which $100,000 is attributable to the CEO. Such salary reductions can be terminated by the executives at any time without forfeiture of the options. During the year ended December 31, 1999, salary reductions were approximately $123,000.

      The CEO's employment contract provides that, in the event of termination of the employment of the officer within three years after a change in control of the Company, then the Company would be liable to pay a lump sum severance payment of three years' salary (average of last five years), less $100, in addition to the cash value of any outstanding but unexercised stock options. The President's employment contract provides that, in the event of termination of the employment of the officer within one year after a change in control of the Company, then the Company would be liable to pay a lump sum severance payment of two years' salary as determined on the date of termination or the date on which a change in control occurs, whichever is greater. In no event would the maximum amount payable exceed the amount deductible by the Company under the provisions of the Internal Revenue Code.

      Purchase Commitment

      In September 1999, the Company entered into an agreement with a vendor for the design, development and operational services for an Internet website. The Company will pay the vendor the lesser of $350,000 or the actual rate determined by the number of hours accumulated on the project as defined for the design and development services. The operational services require the Company to compensate the vendor with 30% of any net revenue

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


      during the first contract year, provided, however, that the Company shall be entitled to retain for itself 100% of the net revenue until it has recouped the amount paid for the design and development services. After the Company has recouped the amount for the design and development services, the vendor shall be paid 100% of the revenue until it has recouped its cost, as defined. During the remainder of the contract which expires December 31, 2003, the vendor shall be paid between 35% to 42% of any net revenue generated from the website. Through December 31, 1999, the Company has expensed $168,794 for the development of the website.

      Litigation

      On January 29, 1998, the Company terminated the employment of its chief financial and accounting officer, who had been employed by the Company since November 17, 1997 pursuant to an employment contract. The employment contract provided for a base salary of $145,000 during the first year of the contract, $152,250 during the next year of the contract and $160,000 during the third year of the contract. The employment contract also provided for the employee to receive incentive compensation equal to 2% of annual pre-tax earnings of the Company, and health and other fringe benefits. Further, the employee was granted options to purchase 120,000 shares of common stock of the Company. Such options were cancelled upon the termination of employment. The employee has asserted a claim against the Company in excess of $1,000,000, including, but not limited to, the remaining unpaid portion of the employment contract and other losses sustained. The Company has served an answer denying liability and interposing a counterclaim to recover amounts previously paid to the former employer. Both parties have cross-motions for partial summary judgment pending before the Court and are awaiting a decision. Counsel for the Company is unable to form an opinion as to the outcome of this matter, and the Company intends to vigorously defend the action.

      The Company has not provided for any loss on this matter in the accompanying financial statements.

12.   Income Taxes

      The Company accounts for income taxes according to the provisions of Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes." Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse.

      At December 31, 1999, the Company has an operating loss carryforward of approximately $4,950,000 which is available to offset future taxable income. A valuation allowance has been recognized to offset the full amount of the related deferred tax asset of approximately $1,880,000 and $1,520,000 at December 31, 1999 and 1998 due to the uncertainty of realizing the benefit of the loss carryforwards.

      At December 31, 1999, the Company's net operating loss carryforwards are scheduled to expire as follows:

                     Year ended December 31,
                     -----------------------
                       2002      $  232,000
                       2003          24,000
                       2005          50,000
                       2008          36,000
                       2012       1,685,000
                       2018       1,973,000
                       2019         950,000
                                 ----------
                                 $4,950,000
                                 ==========

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

12.   Income Taxes (Continued)

      The Company's effective income tax rate differs from the Federal statutory rate as follows:

                                               1999               1998
                                            ---------          ---------
             Federal statutory rate           (34.0%)             (34.0%)

             Valuation allowance               34.0                34.0

             State income taxes                 2.0                  .4
                                             ------               -----
                                                2.0%                 .4%
                                             ------               -----

13.   Advertising Expense

      Advertising expense, which is expensed as incurred, amounted to $95,947 and $125,873 in 1999 and 1998.

14.   Discontinued Operations

      At June 30, 1997, the Company decided to discontinue its direct-response marketing division. Accordingly, the loss on disposal of the division has been segregated from continuing operations and reported separately on the statement of operations.

      At the measurement date, the Company did not provide for any loss on disposal or anticipate any continuing losses from this division. Subsequent to the measurement date, the division reflected a loss of $93,922 during the year ended December 31, 1998 which is reflected as a disposal loss in the accompanying financial statements. As of December 31, 1998, there were no remaining assets or liabilities of this division.

15.   Fourth Quarter Adjustments

      During the fourth quarter of the year ended December 31, 1998, the Company recorded a severance agreement (see Note 5) and an accrual for consulting services of $50,000, applicable to earlier periods in 1998.


                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                   (UNAUDITED)

                                     ASSETS

Current assets:
   Cash and cash equivalents                                                      $1,146,604
   Accounts receivable, less allowance for doubtful
     accounts of $28,223                                                           1,450,423
   Investment securities                                                             759,476
   Prepaid expenses and other current assets                                          37,840
                                                                                  ----------
               Total current assets                                                3,394,343

Property and equipment, net of accumulated
   depreciation of $706,581                                                          693,776

Security deposits and other assets                                                    32,268
                                                                                  ----------
               Total assets                                                       $4,120,387
                                                                                  ----------

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                               $  759,905
   Accrued expenses and other current liabilities                                    699,694
   Current portion of long-term debt                                                  38,557
                                                                                  ----------
               Total current liabilities                                           1,498,156
                                                                                  ----------
Shareholders' equity:
   Common stock, $.015 par value, authorized 20,000,000
     shares; issued 10,841,655 shares                                                162,625
   Preferred stock, $.01 par value, authorized 1,000,000
     shares; none issued or outstanding                                                   --

   Additional paid-in capital                                                      8,881,203
   Accumulated other comprehensive loss, unrealized holding
     loss on investment securities                                              (      4,664)

   Deficit                                                                      (  5,330,899)
                                                                                  ----------

                                                                                   3,708,265
   Less common stock held in treasury, at cost,
     523,786 shares                                                                1,086,034
                                                                                  ----------
               Total shareholders' equity                                          2,622,231
                                                                                  ----------

               Total liabilities and shareholders' equity                         $4,120,387
                                                                                  ----------

           See notes to condensed consolidated financial statements.


                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)
                                                                                       Six Months Ended
                                                                                  June 30,            June 30,
                                                                                   2000                 1999
                                                                                   ----                 ----
Revenue:
   Collision repairs and fleet management services                              $2,882,976            $3,016,400
   Subrogation and salvage service commissions                                      72,801               146,254
   Automobile affinity services                                                    455,257               159,958
                                                                                ----------            ----------
             Total revenues                                                      3,411,034             3,322,612

Cost of revenue (principally charges incurred at repair
   facilities for services)                                                      2,433,484             2,564,971

Gross profit                                                                       977,550               757,641
                                                                                ----------            ----------
Operating expenses:
   Selling                                                                          97,523               120,411
   General and administrative                                                      893,014               795,609
                                                                                ----------            ----------
             Total operating expenses                                              990,537               916,020
                                                                                ----------            ----------

                                                                                   (12,987)          (   158,379)

Investment and other income                                                         29,690                35,175
                                                                                ----------            ----------
Income (loss) from operations before
   income taxes                                                                     16,703           (   123,204)

Income taxes, all current                                                            2,525                     -
                                                                                ----------            ----------

Net income (loss)                                                             $     14,178           ($  123,204)
                                                                                ----------            ----------
Basic and diluted earnings (loss) per share:
   Basic                                                                      $        .00           ($      .01)
   Diluted                                                                    $        .00           ($      .01)
                                                                                ----------            ----------

Weighted average number of common shares outstanding                            10,192,434             8,331,800
Effect of dilutive securities, stock options, warrants                           1,518,192                     -
                                                                                ----------            ----------

Weighted average diluted common shares outstanding                              11,710,626             8,331,800
                                                                                ----------            ----------

           See notes to condensed consolidated financial statements.

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                                                     Six Months Ended
                                                                               June 30,             June 30,
                                                                                2000                  1999
                                                                            -------------        ------------
Revenue:
   Collision repairs and fleet management services                            $5,555,731            $5,765,448
   Subrogation and salvage service commissions                                   218,020               260,261
   Automobile affinity services                                                  878,327               287,321
                                                                              ----------            ----------
             Total revenues                                                    6,652,078             6,313,030

Cost of revenue (principally charges incurred at repair
   facilities for services)                                                    4,703,513             4,902,269

Gross profit                                                                   1,948,565             1,410,761
                                                                              ----------            ----------
Operating expenses:
   Selling                                                                       194,700               210,050
   General and administrative                                                  1,715,936             1,610,961
                                                                              ----------            ----------
             Total operating expenses                                          1,910,636             1,821,011
                                                                              ----------            ----------

                                                                                  37,929          (    410,250)
                                                                              ----------            ----------
Other income (expense):
   Realized loss on investment                                             (       1,518)                    -
   Investment and other income                                                    66,405                79,104
                                                                              ----------            ----------
             Total other income                                                   64,887                79,104
                                                                              ----------            ----------
Income (loss) from operations before
   income taxes                                                                  102,816          (    331,146)

Income taxes, all current                                                          4,700                     -
                                                                              ----------            ----------

Net income (loss)                                                          $      98,116         ($    331,146)
                                                                              ----------            ----------
Basic and diluted earnings (loss) per share:
   Basic                                                                   $         .01         ($        .04)
   Diluted                                                                           .01         (         .04)
                                                                              ----------            ----------

Weighted average number of common shares outstanding                           9,406,449             8,331,800
Effect of dilutive securities, stock options, warrants                         2,560,186                     -
                                                                              ----------            ----------

Weighted average diluted common shares outstanding                            11,966,635             8,331,800
                                                                              ----------            ----------

           See notes to condensed consolidated financial statements.


                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)
                                                                        Six Months Ended
                                                                      June 30,      June 30,
                                                                        2000          1999
                                                                        ----          ----
Cash flows provided by (used in) operating activities:
   Net income (loss)                                                $    98,116   ($  331,146)
                                                                    -----------   -----------
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization                                    115,173        82,502
       Realized loss on investment                                        1,518            --
       Provision for bad debts                                               --            --
       Options granted for services                                      39,967            --

       Changes in assets and liabilities:
         Accounts receivable                                            344,317   (   442,891)
         Prepaid expenses and other current assets                        1,536        24,709
         Security deposit and other assets                                3,020   (    29,248)

         Accounts payable                                           (   178,513)  (   231,400)
         Accrued expenses and other current liabilities             (    47,873)      666,152
                                                                    -----------   -----------

              Total adjustments                                         279,145        69,824
                                                                    -----------   -----------

              Net cash provided by (used in) operating activities       377,261   (   261,322)
                                                                    -----------   -----------
Cash flows provided by (used in) investing activities:
   Purchase of property and equipment                               (   119,855)  (    15,117)
   Purchase of investments                                          (    25,302)           --
   Proceeds from sale of investments                                    300,000            --
                                                                    -----------   -----------

              Net cash provided by (used in) investing activities       154,843   (    15,117)
                                                                    -----------   -----------
Cash flows provided by (used in) financing activities:
   Repayment of long-term debt                                      (    11,956)  (    15,859)
   Proceeds from disgorgement of short-swing profits                     75,097            --
   Proceeds from issuance of common stock                                 9,000            --
                                                                    -----------   -----------

              Net cash provided by (used in) financing activities        72,141   (    15,859)
                                                                    -----------   -----------

Net increase (decrease) in cash and cash equivalents                    604,245   (   292,298)

Cash and cash equivalents at beginning of period                        542,359     2,782,180
                                                                    -----------   -----------

Cash and cash equivalents at end of period                          $ 1,146,604   $ 2,489,882
                                                                    -----------   -----------
Supplemental disclosure of cash flow information:
   Cash paid during the period for income taxes                     $     4,700   $        --
                                                                    -----------   -----------


           See notes to condensed consolidated financial statements.

                   FIRST PRIORITY GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2000

                                   (UNAUDITED)


1.   Unaudited Financial Statements

     The information contained in the condensed consolidated financial statements for the period ended June 30, 2000 is unaudited, but includes all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods.

     The financial statements and notes are presented as permitted by Form 10-QSB, and do not contain certain information included in the Company's annual statements and notes. These financial statements should be read in conjunction with the Company's annual financial statement as reported in its most recent annual report on Form 10-KSB.

     For the six month period ending June 30, 2000, there were no significant non-owner sources of income or expense. Accordingly, a separate statement of comprehensive income has not been presented herein.

2.   Business of the Company

     The Company, a New York corporation formed on June 28, 1985, is engaged in the administration and provision of vehicle maintenance and repair management, including collision and general repair programs, appraisal services, subrogation services, vehicle salvage and vehicle rentals; and the administration of automotive collision repair referral services for self insured fleets, insurance companies and affinity group members.

     The Company's office is located at 51 East Bethpage Road, Plainview, New York 11803 and its telephone number is (516) 694-1010.

3.   Results of Operations

     The unaudited results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

4.   Earnings Per Share

     Basic earnings (loss) per share is computed by dividing earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if common stock equivalents, such as stock options and warrants, were exercised. During the three and six month periods ended June 30, 1999 there was no dilutive effect from stock options and warrants.

         No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.




                                6,896,146 SHARES


                           FIRST PRIORITY GROUP, INC.


                                  COMMON STOCK

                           ---------------------------

                                   PROSPECTUS

                           ---------------------------

                                 _________, 2000

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Reference  is  made  to  Section   402(b)  of  the  New  York  Business
Corporation Law (the "NYBCL"), which enables a corporation in its original certificate or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated Section 719 of the NBYCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions). The Registrant's articles of incorporation contains provisions permitted by Section 402(b) of the NYBCL.

         Reference also is made to Section 722 of the NYBCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and necessarily incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A New York corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         The Registrant's articles of incorporation provides for indemnification of directors and officers of the Registrant to the fullest extent permitted by the NYBCL. The Registrant has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 25. Other Expenses of Issuance and Distribution.

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

                                                                       Total
                                                                       -----

SEC registration fee (actual) .......................................$2,762.28
Accounting fees and expenses ........................................$4,500
Legal fees and expenses..............................................$13,151.74
Printing and engraving expenses......................................$1,000
Miscellaneous expenses...............................................$1,000

Item 26. Recent Sales of Unregistered Securities

         In August 1997 we raised $1,500,000 through the private placement issuance of 750,000 units at $2.00 per unit, consisting of one share of common stock and a redeemable common stock purchase warrant at $2.00 per share. A private investment group and one executive participated in this placement.

         In December 1997, we raised an additional $2,330,813 through the private placement issuance of 581,250 units at $4.01 per unit, consisting of one share of common stock and a redeemable common stock purchase warrant at $5.75 per share.

Item 27. Exhibits.

(a)  List of Exhibits

No.      Description
---      -----------

3.1 Articles of incorporation of First Priority, as amended (incorporated by reference to Exhibit 19.1 to First Priority's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1991).

3.2 Amendment to the articles of incorporation (incorporated by reference to Exhibit 3.1 of First Priority's Form 10-QSB for the period ended September 30, 1996).

3.3      Amended  and  restated  bylaws  of  First  Priority   (incorporated  by
         reference to Exhibit 4 to First Priority's Current Report on Form 8-K dated December 28, 1998).

5.1*     Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1     The Company's 1995 Incentive Stock Plan  (incorporated  by reference to
         Exhibit 10.1 of First Priority's Form 10-QSB for the period ended September 30, 1996).

10.2 Lease Agreement dated December 6, 1996 between First Priority and 51 East Bethpage Holding Corporation for lease of First Priority's facilities in Plainview, New York (incorporated by reference to Exhibit
         10.3 of First  Priority's  Form  10-QSB for the  period  ended June 30,
         1997).

10.3 First Amendment to Lease Agreement dated July 14, 1997 amending the lease dated December 6, 1996 between First Priority and 51 East Bethpage Holding Corporation (incorporated by reference to Exhibit 10.4 of First Priority's Form 10-QSB for the period ended June 30, 1997).

10.4 Employment Agreement dated March 23, 1998 between First Priority and Gerald M. Zutler (incorporated by reference to Exhibit 10.1 of First Priority's Form 10-QSB for the period ended March 31, 1998).

10.5 Employment Agreement dated October 8, 1998 between First Priority and Barry Siegel (incorporated by reference to Exhibit 10.17 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.6 Employment Agreement dated October 2, 1998 between First Priority and Barry J. Spiegel (incorporated by reference to Exhibit 10.18 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.7 Employment Agreement dated December 14, 1998 between First Priority and Lisa Siegel (incorporated by reference to Exhibit 10.19 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.8 Employment Agreement dated October 8, 1998 between First Priority and Gerald M. Zutler (incorporated by reference to Exhibit 10.20 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.9 Severance Agreement dated August 17, 1998 between First Priority and Michael Karpoff (incorporated by reference to Exhibit 10.21 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.10 Service Agreement dated November 29, 1999 between First Priority, driversshield.com Corp., Electronic Systems Corporation and EDS Information Services L.L.C (incorporated by reference to Exhibit 10.10 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.11    driversshield.com   Corp.  1999  Stock  Option  Plan  (incorporated  by
         reference to Exhibit 10.11 of First Priority's Form 10-KSB for the year ended December 31, 1999).

10.12 * Engagement Letter dated April 6, 2000 from Ladenburg Thalmann & Co., Inc. to First Priority Group, Inc.

10.13 * Common Stock Purchase Agreement dated May 31, 2000 between First Priority and Suerez Enterprises Limited, a British Virgin Islands corporation with exhibits.

10.14 * Amendment to Common Stock Purchase Agreement dated September 29, 2000 between First Priority Group, Inc. and Suerez Enterprise Limited.

10.15 * Registration Rights Agreement dated May 31, 2000 between First Priority Group, Inc. and Suerez Enterprises Limited.

13.1 Form 10-KSB for the year ended December 31, 1999 (incorporated by reference and previously filed with the Commission).

13.2 Form 10-QSB for the quarter ending March 31, 2000 (incorporated by reference and previously filed with the Commission).

13.3 Form 10-QSB for the quarter ending June 30, 2000 (incorporated by reference and previously filed with the Commission).

21 List of subsidiaries (incorporated by reference to Exhibit 21 of First Priority's Form 10-KSB for the year ended December 31, 1999).

23.1 *   Consent of Nussbaum Yates & Wolpow, P.C.

23.2 * Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

(b)      Reports on Form 8-K

         None


------------------
*  Filed herewith


Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

         ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports file with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

----------------------
1        Required?

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Plainview, New York, on October 18, 2000.

                                     FIRST PRIORITY GROUP, INC.



                                     By:    /s/ Barry Siegel
                                          -------------------------------------
                                     Name:    Barry Siegel
                                     Title:   Chairman of the Board, Treasurer,
                                              Secretary, Chief Executive
                                              Officer and Principal Accounting
                                              Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry Siegel his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                                Date
---------                     -----                                ----
/s/ Barry Siegel              Chairman of the Board,          October 18, 2000
----------------------        Treasurer, Secretary, Chief
Barry Siegel                  Executive Officer and Principal
                              Accounting Officer

/s/ Barry J. Spiegel          Director, President of          October 18, 2000
----------------------        Affinity Services Division
Barry J. Spiegel

/s/ Gerald M. Zutler          President and Chief             October 18, 2000
----------------------        Operating Officer
Gerald M. Zutler

/s/ Kenneth J. Friedman       Director                        October 18, 2000
----------------------
Kenneth J. Friedman

-----------------------       Director
R. Frank Mena

                                  EXHIBIT INDEX

No.      Description
---      -----------

3.1 Articles of incorporation of First Priority, as amended (incorporated by reference to Exhibit 19.1 to First Priority's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1991).

3.2 Amendment to the articles of incorporation (incorporated by reference to Exhibit 3.1 of First Priority's Form 10-QSB for the period ended September 30, 1996).

3.3      Amended  and  restated  bylaws  of  First  Priority   (incorporated  by
         reference to Exhibit 4 to First Priority's Current Report on Form 8-K dated December 28, 1998).

5.1*     Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1     The Company's 1995 Incentive Stock Plan  (incorporated  by reference to
         Exhibit 10.1 of First Priority's Form 10-QSB for the period ended September 30, 1996).

10.2 Lease Agreement dated December 6, 1996 between First Priority and 51 East Bethpage Holding Corporation for lease of First Priority's facilities in Plainview, New York (incorporated by reference to Exhibit
         10.3 of First  Priority's  Form  10-QSB for the  period  ended June 30,
         1997).

10.3 First Amendment to Lease Agreement dated July 14, 1997 amending the lease dated December 6, 1996 between First Priority and 51 East Bethpage Holding Corporation (incorporated by reference to Exhibit 10.4 of First Priority's Form 10-QSB for the period ended June 30, 1997).

10.4 Employment Agreement dated March 23, 1998 between First Priority and Gerald M. Zutler (incorporated by reference to Exhibit 10.1 of First Priority's Form 10-QSB for the period ended March 31, 1998).

10.5 Employment Agreement dated October 8, 1998 between First Priority and Barry Siegel (incorporated by reference to Exhibit 10.17 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.6 Employment Agreement dated October 2, 1998 between First Priority and Barry J. Spiegel (incorporated by reference to Exhibit 10.18 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.7 Employment Agreement dated December 14, 1998 between First Priority and Lisa Siegel (incorporated by reference to Exhibit 10.19 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.8 Employment Agreement dated October 8, 1998 between First Priority and Gerald M. Zutler (incorporated by reference to Exhibit 10.20 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.9 Severance Agreement dated August 17, 1998 between First Priority and Michael Karpoff (incorporated by reference to Exhibit 10.21 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.10 Service Agreement dated November 29, 1999 between First Priority, driversshield.com Corp., Electronic Systems Corporation and EDS Information Services L.L.C (incorporated by reference to Exhibit 10.10 of First Priority's Form 10-KSB for the year ended December 31, 1998).

10.11    driversshield.com   Corp.  1999  Stock  Option  Plan  (incorporated  by
         reference to Exhibit 10.11 of First Priority's Form 10-KSB for the year ended December 31, 1999).

10.12 * Engagement Letter dated April 6, 2000 from Ladenburg Thalmann & Co., Inc. to First Priority Group, Inc.

10.13 *  Common Stock  Purchase  Agreement  dated May 31, 2000  between  First
         Priority and Suerez Enterprises Limited, a British Virgin Islands corporation with exhibits.

10.14 * Amendment to Common Stock Purchase Agreement dated September 29, 2000 between First Priority Group, Inc. and Suerez Enterprise Limited.

10.15 * Registration Rights Agreement dated May 31, 2000 between First Priority Group, Inc. and Suerez Enterprises Limited.

13.1 Form 10-KSB for the year ended December 31, 1999 (incorporated by reference and previously filed with the Commission).

13.2 Form 10-QSB for the quarter ending March 31, 2000 (incorporated by reference and previously filed with the Commission).

13.3 Form 10-QSB for the quarter ending June 30, 2000 (incorporated by reference and previously filed with the Commission).

21 List of subsidiaries (incorporated by reference to Exhibit 21 of First Priority's Form 10-KSB for the year ended December 31, 1999).

23.1 *   Consent of Nussbaum Yates & Wolpow, P.C.

23.2 * Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

--------------------
*  Filed herewith